                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           PINNACLE ONE PARTNERS, L.P.

                                  (AS "SELLER")

                                       AND

                        HOMEBASE ACQUISITION TEXAS CORP.

                                (AS "PURCHASER")

                                   DATED AS OF

                                JANUARY 15, 2004

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                                TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS....................................................................................        1

     1.1      Defined Terms......................................................................................        1
     1.2      Other Definitional Provisions......................................................................       14

ARTICLE II THE TRANSACTION.......................................................................................       14

     2.1      Purchase of Shares.................................................................................       14
     2.2      Purchase Price; Purchase Price Adjustments.........................................................       14
     2.3      Closing............................................................................................       17
     2.4      Deliveries and Proceedings at Closing..............................................................       18

ARTICLE III REPRESENTATIONS AND WARRANTIES.......................................................................       20

     3.1      Representations and Warranties of Seller...........................................................       20
              3.1.1        Seller's Existence....................................................................       20
              3.1.2        Existence and Qualification of the Company and the Subsidiaries.......................       20
              3.1.3        Compliance with Law; Authorizations...................................................       21
              3.1.4        Litigation............................................................................       22
              3.1.5        Material Contracts....................................................................       22
              3.1.6        Validity of Contemplated Transactions.................................................       23
              3.1.7        Taxes.................................................................................       23
              3.1.8        Environmental Matters.................................................................       25
              3.1.9        Real Property.........................................................................       26
              3.1.10       Material Changes......................................................................       27
              3.1.11       Intellectual Property Matters.........................................................       27
              3.1.12       Books of Account; Financial Statements................................................       28
              3.1.13       Brokers or Finders....................................................................       28
              3.1.14       Labor Relations.......................................................................       28
              3.1.15       Employee Benefit Plans................................................................       29
              3.1.16       Capitalization; Ownership.............................................................       30
              3.1.17       Insurance.............................................................................       31
              3.1.18       No Undisclosed Liabilities............................................................       32
              3.1.19       Transactions with Affiliates..........................................................       32
              3.1.20       Title to Personal Property............................................................       32
              3.1.21       Sufficiency of Assets.................................................................       32
              3.1.22       No Representations or Warranties Implied..............................................       32
     3.2      Representations and Warranties of Purchaser........................................................       33
              3.2.1        Purchaser Existence...................................................................       33
              3.2.2        Validity of Contemplated Transactions.................................................       33
              3.2.3        Communications Act....................................................................       33
              3.2.4        Financing.............................................................................       34
              3.2.5        Brokers or Finders....................................................................       34
              3.2.6        Litigation............................................................................       34
     3.3      Purchase for Own Account...........................................................................       34
     3.4      Investigation and Evaluation.......................................................................       35

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
ARTICLE IV COVENANTS AND AGREEMENTS..............................................................................       35

     4.1      Agreements of Seller Pending Closing...............................................................       35
              4.1.1        Conduct of the Business in the Ordinary Course........................................       35
              4.1.2        Access................................................................................       38
              4.1.3        Regarding Seller Consents.............................................................       39
              4.1.4        ONCOR ROW License Rights..............................................................       40
     4.2      Agreements of Purchaser Pending Closing............................................................       40
              4.2.1        Communications Act....................................................................       40
              4.2.2        Regarding Purchaser Consents..........................................................       40
              4.2.3        Financing.............................................................................       40
     4.3      Covenants of Seller and Purchaser Pending Closing..................................................       41
              4.3.1        FCC and PUC Authorizations............................................................       41
              4.3.2        HSR Act...............................................................................       41
              4.3.3        Copies of Regulatory Filings..........................................................       41
              4.3.4        Cooperation...........................................................................       42
              4.3.5        Employee Matters......................................................................       42
              4.3.6        Repayment of Pinnacle Notes and Indebtedness, Contribution of Indebtedness and
                           Intercompany Accounts.................................................................       44
              4.3.7        Affiliate Arrangements................................................................       44
              4.3.8        Title Commitments and Surveys.........................................................       44
              4.3.9        Regulatory Review.....................................................................       45
              4.3.10       No Solicitation.......................................................................       45
              4.3.11       Termination of Administrative Services Agreement......................................       45
              4.3.12       Audited Financials....................................................................       45
              4.3.13       Accountants' Assistance...............................................................       45
              4.3.14       Certain Agreements....................................................................       45
              4.3.15       Excess Loss Accounts..................................................................       45
              4.3.16       No Further Action Letter..............................................................       46
     4.4      Post-Closing Covenants.............................................................................       46
              4.4.1        General...............................................................................       46
              4.4.2        Litigation/Regulatory.................................................................       46
              4.4.3        Retention of Records..................................................................       46
              4.4.4        Mail; Payments........................................................................       47
              4.4.5        Removal of TXU Marks..................................................................       47

ARTICLE V TAX MATTERS............................................................................................       47

     5.1      Liability for Taxes and Tax Benefits...............................................................       47
              5.1.1        Seller's Responsibility for Taxes.....................................................       47
              5.1.2        Purchaser's Responsibility for Taxes..................................................       48
              5.1.3        Tax Benefits..........................................................................       48
              5.1.4        Tax Deductible........................................................................       49
     5.2      Proration of Taxes for Straddle Period.............................................................       49
     5.3      Adjustment to Purchase Price.......................................................................       49
     5.4      Preparation and Filing of Tax Returns..............................................................       49
     5.5      Contest Provisions.................................................................................       49
              5.5.1        Notice of Audits and Assessments......................................................       50

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
              5.5.2        Participation in Contests.............................................................       50
              5.5.3        Settlements...........................................................................       50
     5.6      Assistance and Cooperation.........................................................................       50
     5.7      Transfer Taxes.....................................................................................       50
     5.8      FIRPTA Certificate.................................................................................       51
     5.9      Termination of Tax Sharing Agreements..............................................................       51
     5.10     Tax Elections and Filings..........................................................................       51
     5.11     Survival of Obligations............................................................................       51

ARTICLE VI CONDITIONS PRECEDENT TO CLOSING.......................................................................       51

     6.1      Conditions Precedent to Obligations of Purchaser...................................................       51
              6.1.1        Representations and Warranties True as of Closing.....................................       51
              6.1.2        Compliance with this Agreement........................................................       52
              6.1.3        Closing Certificate...................................................................       52
              6.1.4        Pinnacle Transaction and Other Indebtedness...........................................       52
              6.1.5        Satisfaction of TXU Corp. Loan........................................................       52
              6.1.6        Seller's Deliverables.................................................................       52
              6.1.7        Financing Contingency.................................................................       52
              6.1.8        Material Adverse Effect...............................................................       52
              6.1.9        Required Seller Consents..............................................................       52
     6.2      Conditions Precedent to Obligations of Seller......................................................       53
              6.2.1        Representations and Warranties True as of Closing.....................................       53
              6.2.2        Compliance with this Agreement........................................................       53
              6.2.3        Closing Certificate...................................................................       53
              6.2.4        Purchaser's Deliverables..............................................................       53
     6.3      Conditions Precedent to the Obligations of Purchaser and Seller....................................       53
     6.3.1    Regulatory Consents................................................................................       53
              6.3.2        HSR Act...............................................................................       54
              6.3.3        No Pending Governmental Litigation....................................................       54

ARTICLE VII INDEMNIFICATION......................................................................................       54

     7.1      General Indemnification Obligation of Seller.......................................................       54
     7.2      General Indemnification Obligation of Purchaser....................................................       55
     7.3      Limitations on Representations and Warranties and Claims for Losses................................       55
              7.3.1        Survival Limitation...................................................................       55
              7.3.2        Deductible and Cap....................................................................       56
              7.3.3        Waiver of Certain Remedies............................................................       56
              7.3.4        Duty to Mitigate......................................................................       56
     7.4      Indemnification Procedure as to Third-Party Claims.................................................       56
     7.5      Direct Claims......................................................................................       58
     7.6      Adjustment For Insurance...........................................................................       58
     7.7      Payment............................................................................................       58
     7.8      Other Rights and Remedies..........................................................................       59
     7.9      No Right of Contribution...........................................................................       59

ARTICLE VIII MISCELLANEOUS.......................................................................................       59

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
8.1           Termination; Remedies for Failure to Close.........................................................       59
8.2           Expenses...........................................................................................       61
8.3           Further Assurances.................................................................................       61
8.4           Contents of Agreement..............................................................................       61
8.5           Disclosures in Schedules...........................................................................       62
8.6           Assignment and Binding Effect......................................................................       62
8.7           Waiver; Amendment..................................................................................       62
8.8           Notices............................................................................................       62
8.9           Remedies...........................................................................................       63
8.10          Knowledge..........................................................................................       63
8.11          Applicable Law; Consent to Jurisdiction............................................................       63
8.12          No Benefit to Others...............................................................................       64
8.13          Headings...........................................................................................       64
8.14          Severability.......................................................................................       64
8.15          Counterparts.......................................................................................       64
8.16          Rules of Construction..............................................................................       64
8.17          Press Releases and Public Announcements............................................................       64

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Description of the Business

Exhibit B - Calculation of Signing Working Capital

Exhibit C - Form of Guaranty of TXU Corp.

Exhibit D - Domain Name Transition License Agreement

Exhibit E - Form of Certificate of Officer of TXU Communications Ventures
Company

Exhibit F - Form of Monthly Statement

SCHEDULES

Company Assets

Schedule 1.1(b) - Owned Real Property
Schedule 1.1(c) - Real Property Leases
Schedule 1.1(d) - Contracts
Schedule 1.1(e) - Personal Property
Schedule 1.1(f) - Intellectual Property

Seller's Disclosure Schedule

Schedule 3.1.2 - Existence and Qualification of the Company and the Subsidiaries
Schedule 3.1.3 - Material Business Authorizations; Compliance with Law; Business Authorizations; Connection Requests
Schedule 3.1.4 - Litigation
Schedule 3.1.5 - Material Contracts
Schedule 3.1.6 - Validity of Contemplated Transactions (Seller Consents)
Schedule 3.1.7 - Taxes
Schedule 3.1.8 - Environmental Matters
Schedule 3.1.9 - Real Property
Schedule 3.1.10 - Material Changes
Schedule 3.1.11 - Intellectual Property Matters
Schedule 3.1.12 - Books of Account; Financial Statements
Schedule 3.1.13 - Brokers or Finders (Seller)
Schedule 3.1.14 - Labor Relations
Schedule 3.1.15 - Employee Benefit Plans
Schedule 3.1.16 - Capitalization; Ownership
Schedule 3.1.17 - Insurance
Schedule 3.1.18 - Undisclosed Liabilities
Schedule 3.1.19 - Transactions with Affiliates

Schedule 3.1.21 - Sufficiency of Assets

Purchaser's Disclosure Schedule

Schedule 3.2.2 - Validity of Contemplated Transactions (Purchaser Consents)
Schedule 3.2.5 - Brokers or Finders (Purchaser)

Other Schedules

Schedule 2.4 - Director Resignation List
Schedule 4.1.1 - Conduct of Business in the Ordinary Course
Schedule 4.1.4 - ONCOR ROW License Rights
Schedule 4.3.7 - Continuing Affiliate Arrangements
Schedule 4.3.9 - Regulatory Review
Schedule 6.1.9 - Required Seller Consents
Schedule 6.3.1 - Regulatory Consents

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT, dated as of January 15, 2004, is entered into by and among PINNACLE ONE PARTNERS, L.P., a Delaware limited partnership ("Seller"), and HOMEBASE ACQUISITION TEXAS CORP., a Delaware corporation ("Purchaser").

                                 R E C I T A L S

      WHEREAS, Seller owns all of the Shares (as hereinafter defined) of TXU Communications Ventures Company (d/b/a TXU Communications), a Delaware corporation (the "Company");

      WHEREAS, the Company and the Subsidiaries (as hereinafter defined) are the owners and operators of an integrated telecommunications platform, and in connection therewith, are engaged in the business of operating, marketing, selling and providing telecommunications services in the State of Texas; and

      WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and conditions set forth herein, the Shares.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      1.1 Defined Terms. For purposes of this Agreement (including the Exhibits and Schedules hereto), the terms defined in this Agreement have the respective meanings specified herein, and, in addition, the following terms have the following meanings:

      "2003 Year End Financial Statements" means the audited consolidated balance sheet of the Company as of December 31, 2003, and the audited consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows of the Company for the 12-month period ending December 31, 2003.

      "Acquisition Proposal" is defined in Section 4.3.10.

      "Adjustment Funds" is defined in Section 2.2(c).

      "Affiliate" or "affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

      "Agreed Rate" means a rate of interest equal to the prime commercial lending rate of JPMorgan Chase Bank, as of one day immediately preceding the date of the relevant payment, plus two percent (2%).

      "Agreement" means this Stock Purchase Agreement, and all Schedules and Exhibits hereto, as amended, modified or supplemented from time to time in accordance with the terms hereof.

      "Authorizations" means, as to any Person, all licenses, permits, franchises, orders, approvals (including approvals of tariffs and rate schedules), waivers, concessions, registrations, qualifications, certificates and other authorizations with or under all federal, state, local or foreign laws and Governmental Authorities (other than Environmental Permits) and all industry or other nongovernmental self-regulatory organizations.

      "Business" means the business conducted by the Company and the Subsidiaries, including the telecommunications services business operated by the Company and the Subsidiaries, as more particularly described on Exhibit A.

      "Business Authorizations" means all Authorizations issued to the Company or any of the Subsidiaries and all Authorizations issued to Seller or any of its other Affiliates relating to the Business or the Company Assets, including the FCC Authorizations and the PUC Authorizations.

      "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the city of Dallas, Texas are authorized or required to close.

      "Cap" is defined in Section 7.3.2.

      "Cellular Partnerships" means, collectively, GTE Mobilnet of South Texas Limited Partnership, a Delaware limited partnership, and GTE Mobilnet of Texas RSA #17 Limited Partnership, a Delaware limited partnership.

      "Cellular Partnership Interests" is defined in Section 3.1.16(c).

      "Closing" and "Closing Date" are defined in Section 2.3.

      "Closing Adjustment Assets" means, without duplication, accounts receivable and all other current assets (other than Closing Net Cash and Excluded Assets) of the Company and the wholly-owned Subsidiaries as of 5:01 p.m. central time on the date immediately preceding the Closing Date, determined in accordance with GAAP consistently applied (except as expressly modified by this Agreement) on a consolidated basis, subject to the following: (i) intercompany receivables associated with intercompany agreements that Purchaser and Seller agree will not continue post-Closing pursuant to Section 3.1.19 and
Section 4.3.7 shall not be treated as Closing Adjustment Assets; (ii) current deferred tax assets of the Company and the Subsidiaries shall not be included in Closing Adjustment Assets; and (iii) in calculating Closing Adjustment Assets, the reserve account for uncollectible receivables and the reserve account for inventory reserves shall be calculated consistent with the Company's and its Subsidiaries' past practices.

      "Closing Adjustment Liabilities" means, without duplication, all current Liabilities of the Company and the wholly-owned Subsidiaries as of 5:01 p.m. central time on the date immediately preceding the Closing Date, determined in accordance with GAAP consistently applied (except as expressly modified by this Agreement) on a consolidated basis, subject to the following: (i) intercompany payables associated with intercompany agreements that Purchaser and Seller agree will not continue post-Closing pursuant to Section 3.1.19 and Section 4.3.7 shall not be treated as Closing Adjustment Liabilities; (ii) to the extent not otherwise included as Closing Adjustment Liabilities, any commissions and bonuses earned but unpaid (whether or not due) or to be earned by any of the employees based on sales or other services performed by such employees prior to the Closing and any accrued but unpaid vacation or sick leave shall be included as Closing Adjustment Liabilities; (iii) to the extent not otherwise included as a Closing Adjustment Liability, any accrual for bonuses or other payments in the nature of "deal" or "completion" payments related to the transactions contemplated by this Agreement (including amounts payable under the Long Term Incentive Plan) shall be included as Closing Adjustment Liabilities; (iv) current deferred tax liabilities of the Company and the Subsidiaries shall not be included in Closing Adjustment Liabilities; (v) Terminated Employee Obligations in excess of the amount paid or to be paid by Seller pursuant to
Section 4.3.5 shall not be a Closing Adjustment Liability; (vi) no Liability of the Company or any Subsidiary paid or to be paid by Seller pursuant to Section
4.3.6 shall be included in Closing Adjustment Liabilities; (vii) the remaining unpaid principal and accrued interest amounts calculated in accordance with GAAP with respect to all capital lease arrangements (including the GE Capital Lease Indebtedness) shall not be included as Closing Adjustment Liabilities; (viii) any accrued obligations related to "take or pay" or other minimum commitments shall be included as Closing Adjustment Liabilities; (ix) accrued CLEC restructuring costs shall be excluded from Closing Adjustment Liabilities; (x) accrued Liabilities (if any) relating to any ONCOR ROW License Right Defect listed in Section (c)(ii) of Schedule 3.1.9 or Schedule 4.1.4 shall be excluded from Closing Adjustment Liabilities; and (xi) any accrued interest amounts associated with the Lufkin-Conroe Communications Company and its Subsidiaries Directors' Deferred Fee Plan and Management Security Plan as described on
Schedule 3.1.15 shall be excluded from Closing Adjustment Liabilities.

      "Closing Net Cash" means the aggregate amount of any cash and cash equivalents (including the amount of any uncashed checks payable to the Company or any Subsidiary, and including restricted cash) on hand or in bank accounts or lock boxes of the Company or any Subsidiary, less (a) any cash overdraft amounts and the amount of any checks written against such accounts, and which have not cleared such accounts, (b) any cash generated by asset sales or insurance proceeds to the extent the asset sale or insurable loss occurred after September 30, 2003, but excluding: (i) with respect to insurance proceeds, any amounts the Company or any Subsidiary has expended with respect to such loss (e.g., for mitigation, replacement or remedy of such loss), and (ii) with respect to asset sales, the sale of an average of three vehicles of the Company and any Subsidiary per month; in each case as of 5:01 p.m. central time on the date immediately preceding the Closing Date.

      "Closing Net Debt" means: (i) the remaining unpaid principal amounts calculated in accordance with GAAP, as of the Closing Date, with respect to all capital lease arrangements (including the GE Capital Lease Indebtedness), adjusted by (ii) (A) subtracting the amount by which Closing Net Cash exceeds $4.6 million U.S. Dollars ($4,600,000), or (B) adding the amount by which Closing Net Cash is less than $4,600,000.

      "Closing Working Capital" means the Closing Adjustment Assets less Closing Adjustment Liabilities, less the amount (if any) by which the Company's actual capital expenditures for the period from January 1, 2004 through the Closing Date are less than the product of (i) $1.8 million, and (ii) the number of calendar months between January 1, 2004 and the Closing Date (or allocable portion thereof).

      "Closing Payment Statement" is defined in Section 2.2(c).

      "CoBank Loan" means all indebtedness and obligations related to the Master Loan Agreement, dated November 11, 1997, between Fort Bend Telephone Company and CoBank, ACB, including any amendments, supplements and agreements ancillary thereto, and the Loan Agreement, dated as of September 30, 1992, by and between National Bank for Cooperatives and Fort Bend Telephone Company, including any amendments, supplements and agreements ancillary thereto.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Commitment Letter" is defined in Section 3.2.4.

      "Communications Act" means the Communications Act of 1934, as amended and supplemented by the Telecommunications Act of 1996.

      "Company" is defined in the recitals of this Agreement.

      "Company Assets" means, except for the Excluded Assets, all rights, title and interest of the Company and the Subsidiaries in and to the businesses, properties, goodwill and other assets of the Company and each of the Subsidiaries, of whatever kind and nature, real or personal, tangible or intangible, owned, held or used by the Company or any Subsidiary or owned or held by any shareholder or other Affiliate of the Company and any Subsidiary for the sole use by the Company or any Subsidiary or solely relating to the Business, and any assets related or derived from such assets that are acquired or accrue between the date hereof and the Closing Date, including the following:

      (a) all Easements of the Company or any of the Subsidiaries, including those currently owned or held for, or used in, the operation of the Business or the Company Assets;

      (b) all Owned Real Property of the Company or any of the Subsidiaries, including those currently owned or held for, or used in, the operation of the Business or the Company Assets, including those described on Schedule 1.1(b);

      (c) all Real Property Leases of the Company or any of the Subsidiaries, including those currently held for or in connection with the operation of the Business or the Company Assets, including those described on Schedule 1.1(c);

      (d) except for the agreements and arrangements to be terminated in accordance with Section 3.1.19 and Section 4.3.7, all Contracts to which the Company or any Subsidiary is a party or bound, including those relating to or used in connection with the operation of the Business or the Company Assets, including the Contracts listed on Schedule 1.1(d);

      (e) all items of Personal Property of the Company or any of the Subsidiaries, including those currently owned or held for, or used in, the operation of the Business or the Company Assets, including those described on
Schedule 1.1(e);

      (f) all Intellectual Property of the Company or any of the Subsidiaries, including those currently owned or licensed for, or used in, the operation of the Business or the Company Assets, including those described on Schedule 1.1(f);

      (g) to the extent related to the Business or the Company Assets, all Records in Seller's possession or control, and all Records in the Company's or any Subsidiary's possession or control; provided, however, that Seller shall be entitled to retain copies of any of such Records as Seller reasonably deems necessary, subject to a confidentiality agreement reasonably acceptable to Purchaser, so long as retention of such Records would not breach an agreement of confidentiality with a third party or result in the waiver of any attorney-client privilege, work product or similar privilege;

      (h) to the extent legally assignable or transferable, all Business Authorizations and Environmental Permits of the Company and the Subsidiaries, including those currently held for, or used in, the Business or the Company Assets;

      (i) all goodwill associated with the Business and the Company Assets;

      (j) all of the Subsidiary Shares and ETFLI Shares; and

      (k) all of the Partnership Interests.

      "Compensation Arrangements" is defined in Section 3.1.15(g).

      "Confidentiality Agreement" is defined in Section 8.4.

      "Continuation Coverage Requirements" is defined in Section 4.3.5(b).

      "Contracts" means all contracts, agreements, commitments and orders for the sale or purchase of materials, supplies, goods or services, operating leases, leases of Personal Property, including leases of towers, leases of fiber optic systems, customer leases for capacity over fiber optic lines, pole attachment agreements, license agreements for joint use of poles, dark fiber license agreements, interconnection agreements and any other contracts, commitments, agreements and arrangements, including any amendments or modifications thereto, to which the Company or any of the Subsidiaries is a party or that are binding on the Company or any of the Subsidiaries or the Company Assets.

      "Deductible" is defined in Section 7.3.2.

      "Direct Claim" is defined in Section 7.5.

      "Due Date" is defined in Section 7.7.

      "Easements" means easements, rights of way, privileges, permits, grants, franchises and consents for the construction, laying, maintenance, use, ownership or operation of assets in, on, under and over streets, alleys, highways, roads, railroads, canals, rivers, waterways, public grounds or structures, privately owned land or elsewhere.

      "Employees" is defined in Section 3.1.15(a).

      "Environmental Laws" means all applicable federal, state and local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment and/or the handling, presence, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of Hazardous Materials in effect on or before the Closing Date.

      "Environmental Permits" means all permits, licenses, approvals, authorizations, registrations, certificates or consents required by any Governmental Authority under any applicable Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any entity that would be deemed to be a "single employer" with the Company or the Subsidiaries under Section 414(b), (c), (m) or
(o) of the Code or Section 4001 of ERISA.

      "Escrow Agent" means the escrow agent named in the Escrow Agreement.

      "Escrow Agreement" is defined in Section 2.2(f).

      "ETFLI" is defined in Section 3.1.16(b).

      "ETFLI Shares" is defined in Section 3.1.16(b).

      "Excess Loss Account" is defined in Treasury Regulations Section 1.1502-19(a).

      "Excluded Assets" means (i) the TXU Marks, and (ii) prepaid insurance policies covering Seller, the Company, the Subsidiaries, the Company Assets or the Business.

      "FAA" means the United States Federal Aviation Administration.

      "FCC" means the United States Federal Communications Commission.

      "FCC Authorizations" means all Business Authorizations issued by the FCC to the Company or the Subsidiaries and all Business Authorizations issued by the FCC to Seller or any of its other Affiliates relating to the Business, the Company Assets or facilities in support thereof.

      "Final Closing Payment Statement" is defined in Section 2.2(c).

      "Financial Statements" is defined in Section 3.1.12.

      "Fort Bend FiberNet" means Fort Bend FiberNet, a Texas general partnership.

      "Fort Bend FiberNet Partnership Interest" is defined in Section 3.1.16(c).

      "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time and consistently applied.

      "GE Capital Lease Indebtedness" means all indebtedness and obligations related to the Master Lease Agreements, dated as of February 25, 2002, each between General Electric Capital Corporation and the Company, including any amendments, and agreements ancillary thereto.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the FCC and the PUC, or any quasi-governmental authority, instrumentality or court.

      "Hazardous Material" means any matter, material or substance that (i) constitutes petroleum, petroleum waste or other toxic, dangerous or hazardous waste or substance under, or is regulated by, any Environmental Law, (ii) constitutes a "hazardous substance" under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., or the regulations promulgated thereunder, (iii) constitutes a "hazardous waste" under the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., or the regulations promulgated thereunder, or (iv) constitutes any of those extremely hazardous substances listed under Section 302 of the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. Sections 11001 et seq., which are present in threshold planning or reportable quantities as defined under EPCRA.

      "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

      "Indebtedness" means the following pre-Closing Date indebtedness: (i) all obligations of the Company and the Subsidiaries with respect to borrowed money, notes payable, reimbursement obligations due and owing with respect to letters of credit or similar facilities, deferred purchase price of property or services, attributable indebtedness with respect to sale leaseback transactions, long-term vendor financing for goods and services, including all principal and interest in respect thereof, including any monetary obligations secured by a Lien on the Shares or the Company Assets and all reimbursement obligations due and owing with respect to guaranty obligations in respect of indebtedness or obligations of the kind referred to above, any intercompany Indebtedness (including the TXU Loans, but excluding any intercompany accounts payable relating to arrangements or agreements that, in accordance with Section 4.3.7, will remain in effect after Closing and are included in the calculation of Closing Working Capital) and the CoBank Loan (but specifically excluding, however, any capital lease obligations (including the GE Capital Lease Indebtedness) included in the calculation of Closing Net Debt together with any guaranty obligations in respect thereof); and (ii) all amounts in the nature of prepayment penalties, premiums or make-whole amounts resulting from the closing of the transactions contemplated in this Agreement, including the discharge of any obligation described in clause (i) above.

      "Indemnified Party" is defined in Section 7.3.1.

      "Indemnifying Party" is defined in Section 7.3.1.

      "Indenture" means that certain Indenture, dated as of August 11, 2000, among Seller, as Issuer, Pinnacle One, Inc., as Co-Issuer and The Bank of New York, as Indenture Trustee and Securities Intermediary, for Seller's 8.83% Senior Secured Notes due 2004 (the "Pinnacle Notes"), including any amendments and agreements ancillary thereto.

      "Initial Purchase Price" is defined in Section 2.2(a).

      "Initial Termination Date" is defined in Section 8.1(a)(iv).

      "Intellectual Property" means all copyrights, patents, trademarks, trade names, service marks, URLs and applications for the foregoing and all software, firmware, trade secrets, and proprietary technologies, know-how, inventions, discoveries, improvements, processes and formulas (secret or otherwise) and other forms of intellectual property, including all registrations, applications and licenses for the foregoing.

      "Knowledge" or "knowledge" is defined in Section 8.10.

      "Laws" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ordinance, or ruling of any Governmental Authority.

      "Lender Releases" is defined in Section 2.4(a)(viii).

      "Liabilities" means any and all liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual or otherwise, and whether arising before, on or after the Closing Date.

      "Lien" means (a) any lien, guarantee, mortgage, security interest, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or (b) any other interest in property or assets (or the income or profits therefrom) that secures the repayment of Indebtedness or made in connection with a capital lease (including the GE Capital Lease Indebtedness), in either case of (a) or (b) whether consensual or nonconsensual, and whether arising by agreement or under any Law or otherwise.

      "Losses" is defined in Section 7.1.

      "Material Adverse Effect" means any change, effect or circumstance that, either individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the Business, the Company Assets (taking into account the Company's direct and indirect interest held in the Subsidiaries and the Cellular Partnerships), liabilities, properties, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or the ability of Seller to close the transactions contemplated under this Agreement, including any such change, effect or circumstance resulting from a catastrophic occurrence or an act of God, but shall not include any change, effect or circumstance (i) arising from the execution, delivery, announcement or performance of this Agreement,
(ii) that are generally applicable to (A) the telecommunications industry generally, including the adoption or implementation of regulatory changes affecting the telecommunications industry generally or the requirement of the issuance of additional licenses for the provision of telecommunications services in the United States, (B) the United States economy or the economy generally prevailing in the localities in which the Business is conducted, or (C) the United States securities markets.

      "Material Business Authorizations" is defined in Section 3.1.3(b).

      "Material Business Real Property" means the Material Owned Real Property and the real property covered by the Material Real Property Leases of the Company and the Subsidiaries.

      "Material Contracts" is defined in Section 3.1.5(a).

      "Material Owned Real Property" is defined in Section 3.1.9(a).

      "Material Real Property Leases" is defined in Section 3.1.9(b).

      "ONCOR Agreement" means that certain Transmission Facilities License Agreement, by and between Lufkin-Conroe Telecommunications Corporation, doing business as TXU Communications Transport Company, and Texas Utilities Electric Company, doing business as TXU Electric Company, dated June 10, 1999, as amended by that certain Amendment No. #01, dated August 31, 2001, to Transmission Facilities License Agreement, by and between TXU Communications Transport Company (formerly Lufkin-Conroe Telecommunications Corporation) and TXU Electric Company (formerly Texas Utilities Electric Company), now ONCOR Electric Delivery Company, and as further amended by that certain Amendment No. #02, dated January 12, 2004, to Transmission Facilities License Agreement, by and between TXU Communications Transport Company and ONCOR Electric Delivery Company.

      "ONCOR ROW License Rights" means any Easement rights required for the Company or a Subsidiary, as applicable, to utilize the route covered by the ONCOR Agreement for the operation of its portion of the Business as currently conducted.

      "ONCOR ROW License Right Defect" means the failure of any ONCOR ROW License Rights to allow the use by the Company or Subsidiaries of such Easement for the operation of its portion of the Business as currently conducted (including the absence of any Easement covering any part of the route covered by the ONCOR Agreement).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement or regulations and the certificate or articles of organization or formation of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and
(vi) any amendment to the foregoing.

      "Owned Real Property" means all real property and interests in real property owned in fee by a Person (except Easements), together with structures, improvements and fixtures located thereon or attached or appurtenant thereto.

      "Partnership Interests" means, collectively, the Cellular Partnership Interests and the Fort Bend FiberNet Partnership Interest.

      "Permitted Liens" means any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business and for which any reserves required in accordance with GAAP shall have been made; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate the Business or any Company Asset in any manner including all applicable Laws (including restrictions imposed by federal and state securities
Laws); (iii) inchoate mechanic's, materialmen's, and similar liens incurred in the Ordinary Course of Business for sums not yet payable; (iv) liens required by Law or governmental regulations as a condition to exercising privilege or license rights which Governmental Authorities may have by virtue of franchises, grants, licenses, permits or by Law, or to regulate the Business or the Company Assets; (v) zoning restrictions, easements, licenses, reservations, defects or irregularities of title which do not, individually or in the aggregate, materially impair the use by the Company or the Subsidiaries of the applicable Company Assets as the Business is currently conducted; (vi) any reservations or exceptions of minerals; (vii) prior to the Closing only, the Pinnacle Lien and any and all liens associated with the Indebtedness; or (viii) liens associated with the GE Capital Lease Indebtedness.

      "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or enterprise of whatever nature.

      "Personal Property" means poles, posts, conduits, ducts, lines (whether overhead or underground), crossarms, station equipment, frames, racks, motors, machinery, computers, and other equipment, tools, office furniture and equipment, operating supplies, spare parts, vehicles, trailers and other personal property.

      "Pinnacle Lien" means any and all Liens on the Shares created under the Indenture.

      "Pinnacle Notes" is defined in the definition of "Indenture" set forth in this Section 1.1.

      "Plan" means each bonus, deferred compensation, incentive compensation, supplemental retirement, vacation, sick pay, severance or termination pay, change of control, retention, enhanced severance, project completion bonus, employment, health, life insurance, disability, flexible benefit, cafeteria, educational assistance, supplemental unemployment benefits, fringe benefit, profit-sharing, pension, savings, stock bonus or retirement agreement, plan, program, or arrangement, and each other employee benefit plan, program, agreement or arrangement providing compensation and/or benefits (whether formal or informal, written or unwritten and whether or not covered by ERISA): (i) sponsored, maintained or contributed to, by the Company, or (ii) which covers any current or former employee, officer, director or independent contractor of the Company or a Subsidiary (or a beneficiary or alternate payee of any such individual) by virtue of such person's relationship with such entity.

      "Post-Closing Tax Period" means any tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

      "Pre-Closing Tax Period" means any tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

      "Prime Rate" means the annual interest rate set forth as the Prime Rate in the "Money Rates" table of The Wall Street Journal.

      "PUC" means the Public Utility Commission of Texas.

      "PUC Authorizations" means all Business Authorizations issued by the PUC to the Company or the Subsidiaries and all Business Authorizations issued by the PUC to Seller or any of its other Affiliates relating to the Business, the Company Assets or facilities in support thereof.

      "Purchase Price" is defined in Section 2.2(a).

      "Purchaser" is defined in the recitals of this Agreement.

      "Purchaser Consents" is defined in Section 3.2.2.

      "Purchaser Contract" is defined in Section 3.2.2.

      "Purchaser Indemnitee" and "Purchaser Indemnitees" are each defined in
Section 7.1.

      "Purchaser's Objection Notice" is defined in Section 2.2(c).

      "Real Property Leases" means any lease, sublease, license or occupancy agreement, including amendments thereto, under which a Person is the lessee, sublessee, licensee or occupant of real property.

      "Records" means all books, land and contract files, maps, surveys, plats, records and reports of the Company or any of the Subsidiaries and all books, land and contract files, maps, surveys, plats, records and reports of Seller relating to the Shares, the Business or the Company Assets, including: (i) accounting, Tax and financial records (including Tax Returns); (ii) engineering design plans, operation and maintenance manuals and records; (iii) records pertaining or relating to Environmental Laws, including records pertaining to compliance with such Environmental Laws and records pertaining to the investigation or remediation of Hazardous Substances; (iv) all correspondence, reports, applications, and other filings with Governmental Authorities, including the FCC and the PUC, and other state and federal regulatory agencies; (v) Organizational Documents, stock certificates and ledgers, corporate minutes, corporate minute books and other corporate records of the Company and the Subsidiaries; and (vi) all other types of books, records and files.

      "Referral Firm" is defined in Section 2.2(c).

      "Regulatory Consents" is defined in Section 6.3.1.

      "Requirement of Law" means, as to any Person, any permit, license, judgment, injunction, order, decree, statute, Law, ordinance, rule, regulation or arbitration award of an arbitrator, a court or other Governmental Authority or any other Person, in each case, applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject, but excluding Environmental Laws and Environmental Permits.

      "SEC" means the United States Securities and Exchange Commission.

      "Seller" is defined in the recitals of this Agreement.

      "Seller Consents" is defined in Section 3.1.6.

      "Seller Indemnitee" and "Seller Indemnitees" are each defined in Section 7.2.

      "Seller's Objection Notice" is defined in Section 2.2(c).

      "Shares" means 1,000 shares of common stock of the Company, $0.01 par value per share.

      "Signing Adjustment Assets" means $21,159,057, which has been calculated in accordance with the definition of Closing Adjustment Assets, except that such calculation has been made based on the Company's unaudited consolidated balance sheet as of September 30, 2003.

      "Signing Adjustment Liabilities" means $23,978,501, which has been calculated in accordance with the definition of Closing Adjustment Liabilities, except that such calculation has been made based on the Company's unaudited consolidated balance sheet as of September 30, 2003, and excludes (i) all expenses of the Company and the Subsidiaries relating to the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including all fees and expenses of attorneys, accountants, financial advisors and broker fees, (ii) any accruals for bonuses or other payments in the nature of "deal" or "completion" payments related to the transactions contemplated by this Agreement (including amounts payable under the Long Term Incentive Plan),
(iii) any accruals made for Terminated Employee Obligations, (iv) any accruals for severance obligations to past employees or any Employee that would constitute Terminated Employee Obligations if such Person was a Terminated Employee, and (v) any tax gross-up payments associated with the Terminated Employees or associated with the severance of any current Employee or past employee. In addition, for purposes of calculating the Signing Adjustment Liabilities, the amount of accrued taxes included in the line item for "Accrued Taxes Other" on the unaudited consolidated balance sheet as of September 30, 2003 has been reduced by $1.5 million.

      "Signing Working Capital" means ($2,819,444), which is Signing Adjustment Assets less Signing Adjustment Liabilities.

      "Straddle Period" means any tax period that begins on or before the Closing Date and ends after the Closing Date.

      "Subsidiaries" means collectively, and "Subsidiary" means any one of, the following: (a) TXU Communications Services Company, a Texas corporation; (b) TXU Communications Telephone Company, a Texas corporation; (c) TXU Communications Transport Company, a Texas corporation; (d) TXU Communications Telecom Services Company, a Texas corporation; (e) Fort Bend Telephone Company, a Texas corporation; (f) Fort Bend Long Distance Company, a Texas corporation; (g) Fort Bend Wireless Company, a Texas corporation; (h) Telcon, Inc., a Minnesota corporation; (i) FBCIP, Inc., a Texas corporation; (j) Fort Bend Cellular, Inc., a Texas corporation; (k) ETFLI; and (l) Fort Bend FiberNet.

      "Subsidiary Shares" is defined in Section 3.1.16(b).

      "Taxes" or "Tax" means any and all taxes, fees, levies, duties, tariffs, imposts and other assessments, including, without limitation, federal, state, local, and foreign income, gross receipts, franchise, earned surplus, windfall profits, severance, excise, real or personal property, sales, use, withholding, social security, occupation, service, service use, value added, license, capital, net worth, payroll, employment or similar taxes, imposed by any Governmental Authority, together with any interest, penalties or additions to tax and any additional amounts imposed with respect thereto.

      "Tax Benefit" means any refund of Tax or any reduction in otherwise required Tax payments (including any refund or reduction in estimated tax payments).

      "Tax Return" means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Terminated Employee Obligations" is defined in Section 4.3.5(b).

      "Terminated Employee Obligations Threshold" is defined in Section
4.3.5(b).

      "Terminated Employees" is defined in Section 4.3.5(a).

      "Third Party Claim" is defined in Section 7.4.1.

      "Transaction Documents" means all agreements, documents and instruments required to be executed by Seller, the Company, a Subsidiary or Purchaser in accordance with the provisions of this Agreement.

      "TXU Corp. Loan Agreement" means the Revolving Credit Facility Agreement, by and between TXU Corp. and the Company, dated August 11, 2000, including any amendments and agreements ancillary thereto.

      "TXU Loans" means the outstanding revolving credit loans made by TXU Corp. to the Company pursuant to the TXU Corp. Loan Agreement.

      "TXU Marks" means the corporate names "TXU Corp.," "TXU Communications," "TXU," the TXU starburst logo and any and all variations or derivations thereof, or related or similar trade names, trademarks, service marks or logos to which TXU Corp. or any of its Affiliates hold rights.

      "TXUC Transport" is defined in Section 3.1.16(b).

      1.2 Other Definitional Provisions.

            (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (c) The word "including" when used in this Agreement shall mean "including without limitation" unless the context expressly provides otherwise.

                                   ARTICLE II

                                 THE TRANSACTION

      2.1 Purchase of Shares. Subject to the terms and conditions herein set forth and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing, Seller shall, in exchange for the consideration set forth herein, grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall receive, all right, title and interest in and to the Shares, free and clear of all Liens, other than any restrictions on transfer of such Shares by Purchaser imposed by federal and state securities Laws.

      2.2 Purchase Price; Purchase Price Adjustments.

            (a) In consideration for the sale, assignment, conveyance, transfer and delivery of the Shares, and subject to the provisions herein, Purchaser agrees to pay to Seller, at the Closing, cash consideration of Five Hundred Twenty Seven Million U.S. Dollars ($527,000,000) (the "Initial Purchase Price"), as adjusted as of the time of Closing pursuant to Section 2.2(b) (and as finally determined pursuant to Section 2.2 (c), the "Purchase Price"), payable by wire transfer of immediately available funds to an account designated by Seller at least three (3) Business Days prior to the Closing. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS ON, AND DISCLAIMERS OF,

WARRANTIES AND REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT, INCLUDING THE PROVISIONS OF SECTION 3.1.22, ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE SHARES.

            (b) At Closing, the Initial Purchase Price shall be: (i) decreased by the amount of Closing Net Debt if positive, or (ii) increased by the amount of Closing Net Debt if negative. At Closing, the Initial Purchase Price shall be
(i) increased by the amount (if any) by which the Closing Working Capital, as determined by the Closing Payment Statement, as revised, exceeds the Signing Working Capital or (ii) decreased by the amount (if any) by which the Closing Working Capital, as determined by the Closing Payment Statement, as revised, is less than the Signing Working Capital.

            (c) At least 5 Business Days prior to the Closing Date, Seller shall prepare in good faith, and deliver to Purchaser, a statement (the "Closing Payment Statement") estimating the amount of the Closing Net Cash, the Closing Net Debt, the Closing Adjustment Assets, the Closing Adjustment Liabilities and the Closing Working Capital (together with supporting documentation used by Seller in calculating each such amount and otherwise in preparing the Closing Payment Statement and such other documentation as Purchaser shall reasonably request). In the event Purchaser objects in good faith to Seller's calculation of the amount of the Closing Net Cash, the Closing Net Debt, the Closing Adjustment Assets, the Closing Adjustment Liabilities or the Closing Working Capital as set forth in the Closing Payment Statement, Purchaser shall deliver to Seller at least two Business Days prior to the Closing a written statement in reasonable detail describing Purchaser's good faith objections to the Closing Payment Statement ("Purchaser's Objection Notice"). Purchaser and Seller shall use their commercially reasonable efforts to resolve any of Purchaser's objections to the Closing Payment Statement as described in Purchaser's Objection Notice, and Seller shall make such revisions to the Closing Payment Statement as mutually agreed between Seller and Purchaser, and, if any changes are made, shall deliver a copy of such revised Closing Payment Statement to Purchaser. In the case of any amount as to which Seller and Purchaser do not agree prior to the Closing, at the Closing the difference (if any) between the Purchase Price that would be determined using the estimates set forth in the Closing Payment Statement, as revised, and the Purchase Price that would be determined using the estimates of Purchaser that remain in dispute will be transferred by Purchaser to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the provisions of this Section 2.2 and the Escrow Agreement (such amount and any interest or other earnings in respect of such amount held by the Escrow Agent from time to time, the "Adjustment Funds"). Within 90 days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to Seller a statement (the "Final Closing Payment Statement") setting forth the amount of the Closing Net Cash, the Closing Net Debt, the Closing Adjustment Assets, the Closing Adjustment Liabilities and the Closing Working Capital (together with supporting documentation used by Purchaser in calculating each such amount and otherwise in preparing the Final Closing Payment Statement and such other documentation as Seller shall reasonably request). Seller shall cooperate with Purchaser in the preparation of the Final Closing Payment Statement. Within 30 days after the date that all supporting documentation and other documentation as Seller reasonably requests is delivered by Purchaser to Seller, Seller shall complete its examination thereof and may deliver to Purchaser a written report setting forth any proposed adjustments to the Final Closing Payment Statement (the

"Seller's Objection Notice"). Purchaser and Seller shall use their commercially reasonable efforts to resolve any of Seller's objections to the Final Closing Payment Statement as described in Seller's Objection Notice. If final resolution of such objections is not obtained within thirty (30) days following the delivery of Seller's Objection Notice, Seller and Purchaser shall select a nationally-recognized accounting firm, that is mutually acceptable to Seller and Purchaser, to resolve any remaining objections (the "Referral Firm"). Seller and Purchaser shall share equally the fees and expenses of the Referral Firm.

            (d) In the event that it is finally resolved pursuant to Section 2.2(c) (whether by agreement of Seller and Purchaser, or as determined by the Referral Firm) that the amount of the Purchase Price, as adjusted in accordance with Section 2.2(b), is less than the amount set forth in the Closing Payment Statement, as revised prior to the Closing, Seller shall pay to Purchaser the amount of any such difference with interest thereon calculated at the Agreed Rate from the Closing Date to the date of payment as follows: (i) if the Adjustment Funds exceed the amount of such payment, then Seller and Purchaser shall deliver to the Escrow Agent written instructions signed by a duly authorized officer of Seller and Purchaser instructing the Escrow Agent to release and pay over to Purchaser a portion of the Adjustment Funds equal to such amount, and to release and pay over to Seller any remaining Adjustment Funds, and (ii) if the Adjustment Funds are less than the amount of such payment, then Seller and Purchaser shall deliver to the Escrow Agent written instructions signed by a duly authorized officer of Seller and Purchaser instructing the Escrow Agent to release and pay over to Purchaser all Adjustment Funds, and Seller shall pay to Purchaser an amount equal to the deficiency. In the event that it is finally resolved pursuant to Section 2.2(c) (whether by agreement of Seller and Purchaser, or as determined by the Referral Firm) that the amount of the Purchase Price, as adjusted in accordance with Section 2.2(b), is more than the amount set forth in the Closing Payment Statement, as revised prior to the Closing, Purchaser shall pay to Seller the amount of any such difference with interest thereon calculated at the Agreed Rate from the Closing Date to the date of payment as follows: (i) if the Adjustment Funds exceed the amount of such payment, then Seller and Purchaser shall deliver to the Escrow Agent written instructions signed by a duly authorized officer of Seller and Purchaser instructing the Escrow Agent to release and pay over to Seller a portion of the Adjustment Funds equal to such amount, and to release and pay over to Purchaser the remaining Adjustment Funds, and (ii) if the Adjustment Funds are less than the amount of such payment, Seller and Purchaser shall deliver to the Escrow Agent written instructions signed by a duly authorized officer of Seller and Purchaser instructing the Escrow Agent to release and pay over to Seller all Adjustment Funds and Purchaser shall pay to Seller an amount equal to the deficiency. Any payment required to be made by Seller or Purchaser hereunder shall be made within five (5) days of final resolution of the amount owed (whether by agreement of Seller and Purchaser, or as determined by the Referral Firm) by wire transfer of immediately available funds to an account designated in writing by the party owed such amount.

            (e) Seller represents that attached hereto as Exhibit B is the calculation of the amount of Signing Adjustment Assets, Signing Adjustment Liabilities and Signing Working Capital prepared on a basis consistent with
Section 2.2 and with GAAP (except as modified by this Agreement) and an example calculation of Closing Net Cash and Closing Net Debt. The parties agree that the Closing Payment Statement and the Final Closing Payment Statement shall be prepared on a basis consistent with Section 2.2 and GAAP (except as modified by this

Agreement) and on a basis consistent with the calculations as set forth in Exhibit B, except that such calculations shall be made as of 5:01 p.m. central time on the date immediately preceding the Closing Date. Seller covenants and agrees not to take any actions after 5:01 p.m. central time on the date immediately preceding the Closing (other than in the Ordinary Course of Business) that would affect working capital, and in no event will the Company or Subsidiaries take any action that affects Closing Net Cash, following 5:01 p.m. central time on the date immediately preceding the Closing.

            (f) If Closing occurs, Purchaser and Seller agree that the Adjustment Funds will not be included in the Initial Purchase Price paid at Closing, but will be paid into escrow, subject to terms and conditions of an escrow agreement to be mutually agreed upon by Seller and Purchaser and containing the following terms and conditions (the "Escrow Agreement"):

                  (i) The Escrow Agent will be a mutually agreed Person.

                  (ii) The Adjustment Funds will be placed into interest-bearing account(s) or other mutually agreeable, liquid investments.

                  (iii) The Escrow Agent will release and pay out the Adjustment
            Funds as mutually directed by the Purchaser and Seller, or as directed by the Referral Firm, or by a court order issued by a court purporting to properly exercise jurisdiction. Purchaser and Seller agree to promptly direct the Escrow Agent to pay any amounts due under the Agreement when mutually agreed by Purchaser and Seller or when otherwise determined in accordance with this Agreement.

                  (iv) The Escrow Agreement will be for an initial term of six
            (6) months from the Closing Date. If, at the end of the initial term, the Escrow Agent has not received instructions to release and payout the Adjustment Funds in accordance with clause (iii), then the Escrow Agreement shall automatically be extended until the Escrow Agent receives instructions to release and payout the Adjustment Funds as provided above in clause (iii).

                  (v) Payment of any fees to the Escrow Agent for the
            performance by Escrow Agent of the Escrow Agreement will be made equally by Seller and Purchaser.

                  (vi) The Escrow Agreement will contain other typical terms required by escrow agents.

      2.3 Closing. Unless this Agreement shall have been earlier terminated in accordance with Section 8.1, the closing of the transaction contemplated hereby (the "Closing") shall take place (a) at the New York, New York offices of King & Spalding, LLP, at 10:00 a.m. local time, on a date mutually agreed by Seller and Purchaser but not later than five Business Days after the Business Day on which Seller or Purchaser provides written notice to the other party after all of the conditions precedent set forth in Article VI hereof have been satisfied or waived (other than the conditions precedent that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) at such place or on such other date as may be mutually agreed upon in writing by the parties. The date of the Closing is referred to herein as the "Closing Date."

      2.4 Deliveries and Proceedings at Closing. At the Closing and subject to the terms and conditions herein contained:

            (a) Deliveries by Seller. Seller shall deliver (or cause to be delivered) to Purchaser:

                  (i) a stock certificate or certificates representing the Shares (duly endorsed in blank by Seller);

                  (ii) the Certificate of Limited Partnership of Seller, and the Articles or Certificate of Incorporation of the Company and each Subsidiary (other than Fort Bend FiberNet), certified as of a recent date by the Secretary of State of the applicable state of formation or incorporation;

                  (iii) a certificate of good standing of the Company and each Subsidiary, (other than Fort Bend FiberNet) issued as of a recent date by the Secretary of State (or other applicable governmental office) of the applicable state of incorporation, and a certificate of good standing of the Company issued as of a recent date by the Texas Comptroller of Public Accounts;

                  (iv) a certificate of the secretary or other appropriate officer of each of Seller, the Company, and the Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to
      Purchaser: (A) certifying that there have been no amendments to the Articles of Incorporation, Certificate of Incorporation or Certificate of Limited Partnership, as applicable, of such entity since the date certified under clause (a)(ii) above; (B) attaching a true and complete copy of such entity's Bylaws or Limited Partnership Agreement, as applicable; (C) with respect to Seller, attaching resolutions of the board of directors and partners, as applicable, of Seller, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and certifying that they have not been rescinded or amended; and (D) certifying as to the incumbency of the officers of Seller executing this Agreement or any of the Transaction Documents, and including specimen signatures;

                  (v) subject to Section 4.1.3 and Section 6.1.9 hereof, the Seller Consents, which, to the extent obtained, shall be in full force and effect;

                  (vi) letters of resignation from those directors of the Company and the Subsidiaries listed on Schedule 2.4 (to be delivered by Purchaser to Seller at least fifteen (15) Business Days prior to Closing);

                  (vii) the Escrow Agreement duly executed by Seller and the Escrow Agent;

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

                  (viii) releases and other agreements from Seller's, the Company's and the Subsidiaries' lenders, in form and substance reasonably satisfactory to Purchaser: (A) evidencing the repayment in full of the Pinnacle Notes and the Indebtedness referred to in Section 4.3.6; and (B) terminating and releasing the Pinnacle Lien, any security interests, mortgages or other Liens on the Shares or the Company Assets securing the Pinnacle Notes and such Indebtedness (collectively, the "Lender Releases");

                  (ix) a Guaranty substantially in the form of Exhibit C, duly executed by TXU Corp.;

                  (x) a customary opinion of Seller's counsel, dated as of the Closing Date, as to such matters as Purchaser may reasonably request in connection with Purchaser's financing;

                  (xi) the delivery of the Internal Domain Name Transition License Agreement (substantially in the form attached hereto as Exhibit D) executed by the Company and TXU Corp.; and

                  (xii) a certificate of the principal financial officer of the Company, dated as of the Closing Date, in the form attached hereto as Exhibit E.

            (b) Deliveries by Purchaser. Purchaser shall deliver (or cause to be delivered) to Seller:

                  (i) the Initial Purchase Price (by wire transfer), as adjusted in accordance with Section 2.2(b), as estimated in accordance with Section 2.2(c); less the amount of any Adjustment Funds to be deposited pursuant to Section 2.2(c), which will be paid to the Escrow Agent;

                  (ii) the certificate of incorporation of Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware;

                  (iii) a certificate of good standing of Purchaser, issued as of a recent date by the Secretary of State (or other applicable governmental office) of the State of Delaware, and a certificate of good standing of Purchaser issued as of a recent date by the Texas Comptroller of Public Accounts;

                  (iv) a certificate of the secretary or other appropriate officer of Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller: (A) certifying that there have been no amendments to the certificate of incorporation of Purchaser since the date certified under clause (ii); (B) attaching a true and complete copy of Purchaser's bylaws; (C) attaching resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and certifying that they have not been rescinded or amended; and (D) certifying as to the incumbency of the officers of Purchaser executing this Agreement or any of the Transaction Documents, and including specimen signatures;

                  (v) evidence that all the Purchaser Consents have been obtained; and

                  (vi) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

            (c) Other Deliveries. The parties hereto shall also deliver to each other the agreements, closing certificates and documents and instruments required to be delivered pursuant to this Agreement, and any such other agreements, documents or instruments as necessary to carry out the parties' obligations under this Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

            3.1.1 Seller's Existence. Seller is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Seller has the requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary limited partnership action on the part of Seller. This Agreement has been, and the other Transaction Documents to which Seller is a party have been, or when executed will be, duly executed and delivered by Seller, and this Agreement constitutes, and the other Transaction Documents to which Seller is a party do or will when executed and delivered constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy Laws and other Laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.1.2 Existence and Qualification of the Company and the Subsidiaries. The Company and each Subsidiary (other than Fort Bend FiberNet) is duly incorporated, validly existing, and in good standing under the Laws of its state of incorporation and has all corporate power and authority to carry on its respective portion of the Business as now conducted and to own and operate its Company Assets as currently owned and operated. Fort Bend FiberNet is duly formed and validly existing under the Laws of the State of Texas and has all general partnership power and authority to carry on its respective portion of the Business as now conducted and to own and operate its Company Assets as currently owned and operated. The Company and each Subsidiary is duly qualified to do business as a foreign company in all states in which such qualification is required except where the absence to be so qualified would not result in a Material Adverse Effect. Schedule 3.1.2 sets forth a list of all jurisdictions in which the Company and the Subsidiaries are currently qualified to do business. The Transaction Documents to which the Company or any Subsidiary is a party have been, or when executed will be, duly executed and delivered by the Company or such Subsidiary, as applicable, and the Transaction Documents to which the Company or such Subsidiary is a party do or will when executed and delivered constitute, the legal, valid and binding obligations of the Company or such Subsidiary, as applicable, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy Laws and other Laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Seller has delivered to Purchaser complete and correct copies of the Organizational Documents of the Company, the Subsidiaries and the Cellular Partnerships, as currently in effect.

            3.1.3 Compliance with Law; Authorizations.

            (a) To Seller's Knowledge, Seller, the Company and each Subsidiary has complied with in all material respects, and neither Seller, the Company nor any of the Subsidiaries is in material violation of, any Requirement of Law to which the Shares, the Business or any of the Company Assets is subject (including rules, regulations or orders of the FCC and the PUC), and, except as set forth on Schedule 3.1.3, the Company has received no written notice that it is under investigation with respect to, and to the Knowledge of Seller, the Company is not otherwise now under investigation with respect to, any material violation of applicable Requirements of Law (including rules, regulations, or orders of the FCC and the PUC).

            (b) The Business Authorizations identified on Schedule 3.1.3 (the "Material Business Authorizations") are all of the FCC Authorizations and the PUC Authorizations and all of the other material Business Authorizations which are necessary for the Company and each of the Subsidiaries to own, operate or conduct its respective portion of the Business and the Company Assets in a lawful manner as currently owned and operated. Each of the Material Business Authorizations is, and has been at all relevant times, in full force and effect, is validly held by the Company or a Subsidiary, as applicable, and, subject to the parties hereto obtaining the Regulatory Consents and Purchaser obtaining the Purchaser Consents, will be validly held by the Company or such Subsidiary as of the Closing Date, and is free and clear of all Liens other than the Permitted Liens. Neither the Company nor any Subsidiary is in material default, nor has Seller, the Company or any Subsidiary received any notice of any claim of material default, with respect to any of such Material Business Authorizations, and, to Seller's Knowledge, no event has occurred with respect to any of such Material Business Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Material Business Authorizations.

            (c) Except as disclosed in Schedule 3.1.3, there are no interconnection requests by third parties relating to the Business or its operations.

            (d) Except as disclosed in Schedule 3.1.3, there are no applications by Seller, the Company or any Subsidiary or formal complaints or petitions by others pending, or to Seller's Knowledge, threatened before the FCC or the PUC relating to the Business, the FCC Authorizations or the PUC Authorizations, as applicable.

            (e) The antenna supporting structures owned by the Company or any of the Subsidiaries, which are identified on Schedule 3.1.3, are subject to valid "no hazard" determinations by the FAA, to the extent such a determination is required under the rules and regulations of the FAA.

            (f) The Company is subject to the provisions of the Sarbanes-Oxley Act as is applicable for a subsidiary of TXU Corp. The Company is not a Securities and Exchange Commission registrant but its policies, procedures and practices have been implemented in accordance with, and to Seller's Knowledge comply with, effective sections of the Act.

            3.1.4 Litigation. Except as set forth in Schedule 3.1.4, there is no litigation, arbitration, investigation or other proceeding of or before any Governmental Authority pending or, to Seller's Knowledge, threatened against Seller, the Company, the Subsidiaries, the Business or the Company Assets. None of Seller, the Company or any Subsidiary is subject to any injunction, order, judgment, decree, ruling or charge of any Governmental Authority (other than those affecting the telecommunications industry generally and that are not specific to the Seller or the Company or any Subsidiary) that does or would materially interfere with the Company's or any Subsidiary's operation of its portion of the Business, as currently conducted.

            3.1.5 Material Contracts.

            (a) Schedule 3.1.5 sets forth a complete list of the following Contracts (the "Material Contracts"), to which the Business, the Company or any Subsidiary is a party or by which any of their properties or assets may be bound:

                  (i) except for Contracts related to Indebtedness being satisfied by Seller in Section 4.3.6, all Contracts with a counterparty (including license agreements or distributor, dealer, sales representative, sales agency, advertising, property management or brokerage Contracts, Contracts for the future purchase or lease of materials, supplies, services, merchandise, equipment or other assets, interconnection agreements and fiber leases) under which the Company or a Subsidiary, as applicable, estimates that it will expend an amount in excess of $500,000 in 2003, or with respect to equipment purchase obligations in excess of $500,000 in 2004 or has a minimum remaining aggregate purchase obligation in excess of $500,000;

                  (ii) each Contract that contains a restriction on the Company's or a Subsidiary's ability to engage in any line of business or similar covenant;

                  (iii) each Contract concerning a partnership or joint venture or other Contract involving the sharing of revenues or profits;

                  (iv) each Contract creating a Lien securing payment of an amount in excess of $250,000 per year in any one case or $500,000 in the aggregate for all such Contracts;

                  (v) each Contract for the sale of any material assets or the grant of any preferential rights to purchase any material assets or rights, other than in the Ordinary Course of Business;

                  (vi) each Contract with any customer of the Company or any Subsidiary that was billed an aggregate of at least $500,000 during 2003;

                  (vii) each Contract relating to the CLEC Business with respect to which the Company or any Subsidiary has any remaining obligations; and

                  (viii) each pole attachment Contract.

            (b) Seller has delivered to Purchaser true and complete copies of such written Material Contracts and summaries of such oral Material Contracts, or standard forms thereof. Each of the Material Contracts is in full force and effect, and is valid and enforceable against the Company or a Subsidiary, as applicable, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Except as set forth in Schedule 3.1.5, neither the Company nor any of the Subsidiaries, nor to Seller's Knowledge, any other party thereto, is in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Material Contracts to which it is a party or bound, and to Seller's Knowledge no event caused by, relating to or affecting the Company or any of the Subsidiaries has occurred which (with or without the giving of notice or lapse of time, or both) would constitute such a material default by the Company or any Subsidiary or other party thereto, as applicable, thereunder. Neither Seller, the Company or any Subsidiary has been notified in writing that any contract party has terminated any Material Contract or repudiated any material provision of any Material Contract.

            3.1.6 Validity of Contemplated Transactions. Except for the Regulatory Consents, the Purchaser Consents and the notices, consents and approvals set forth on Schedule 3.1.6 (those identified on Schedule 3.1.6 being referred to herein as the "Seller Consents"), the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, the Company and the Subsidiaries, as applicable, and the consummation of the transactions contemplated hereunder and thereunder, do not and will not: (a) violate, conflict with or result in the breach of any term, condition or provision of, or require the consent or approval of, or require any filing or registration with or notification to (either before or after the Closing), any other Person or Governmental Authority under, (i) the Organizational Documents of Seller, the Company, the Subsidiaries, or the Cellular Partnerships, (ii) any existing Requirement of Law to which Seller, the Company, any of the Subsidiaries, the Shares the Subsidiary Shares, the Partnership Interests, the Business or any Company Asset is subject, (iii) any Material Contract or Material Business Authorization, or (iv) any Material Real Property Leases or
(b) give any party with rights under (i) through (iii) of clause (a) above the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller, the Company or any of the Subsidiaries, as applicable, thereunder.

            3.1.7 Taxes. Except as set forth on Schedule 3.1.7,

            (a) other than Permitted Liens, there are no Liens with respect to Taxes upon the Shares or any of the Company Assets;

            (b) all material Tax Returns required to be filed by or with respect to Seller, the Company, the Subsidiaries, the Shares, the Business or the Company Assets have been filed in accordance with applicable Law;

            (c) Seller, the Company, and the Subsidiaries have timely paid or caused to be paid all material Taxes with respect to Seller, the Company, the Subsidiaries, the Shares, the Business, or the Company Assets (whether or not shown on any Tax Return) to the extent such Taxes are due and payable;

            (d) there is no currently pending, or to Seller's Knowledge, threatened, audit or administrative or judicial proceeding with respect to Taxes of Seller, the Company, or any of the Subsidiaries;

            (e) there are no outstanding agreements or consents to extend the statutory period of limitations applicable to the assessment of any Taxes against Seller, the Company or any of the Subsidiaries;

            (f) each of the Company and the Subsidiaries (other than ETFLI and Fort Bend FiberNet) is a member of the affiliated group of corporations that files a consolidated federal income Tax Return pursuant to Section 1501 of the Code of which the Company is the common parent, and neither the Company nor any Subsidiary has been a member of any other affiliated group filing a consolidated federal income Tax Return (except, for the period from November 1997 through August 11, 2000, the affiliated group of which TXU Corp. was the common parent);

            (g) none of the Company, any Subsidiary or any Cellular Partnership has: (i) any income or gain reportable for a Post-Closing Tax Period but attributable to a transaction (e.g. an installment sale) occurring in, or a change in accounting method made for, a Pre-Closing Tax Period which resulted in a deferred reporting of income or gain from such transaction or from such change in accounting method, (ii) any income or gain that has been deferred as a result of any "intercompany transaction," within the meaning of Treasury Regulations
Section 1.1502-13(b) or (iii) any Excess Loss Account in the stock of any Subsidiary;

            (h) neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return;

            (i) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement;

            (j) no closing agreement, private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been entered into by or with respect to the Company or any of its Subsidiaries that may have any material effect in any Post-Closing Tax Period;

            (k) the Company and each of its Subsidiaries have duly and timely withheld and paid over to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable Laws;

            (l) the Company's consolidated net operating loss for Federal Income Tax purposes is not less than $29,000,000 on the Closing Date;

            (m) neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G (or any similar provision of state, local or foreign Tax law);

            (n) neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in (i) any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or (ii) to Seller's knowledge, any other "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b); and

            (o) neither the Company nor any Subsidiary recognized any income or gain in connection with the formation of Seller.

            3.1.8 Environmental Matters. Except as set forth in Schedule 3.1.8:

            (a) To Seller's Knowledge, the Company or a Subsidiary, as applicable, has obtained and is in material compliance with all Environmental Permits which are required under applicable Environmental Laws and material to the operation of the Business or the ownership of Company Assets, all of which are listed on Schedule 3.1.8. All Environmental Permits listed on Schedule 3.1.8 are in full force and effect. Neither Seller, the Company nor any of the Subsidiaries has been notified by any relevant Governmental Authority that any existing material Environmental Permit relating to the Business or the Company Assets will be suspended, canceled or revoked, or cannot be renewed.

            (b) To Seller's Knowledge, the Company and each of the Subsidiaries is in material compliance with all applicable Environmental Laws and, to Seller's Knowledge, neither the Company Assets, nor other locations for which the Company or Subsidiary is responsible, have been affected by a release or disposal of Hazardous Materials that will or could reasonably be expected to give rise to a Material Adverse Effect.

            (c) There is no civil, criminal or administrative action, suit, hearing, notice or demand letter, notice of violation or investigation, or proceeding pending against Seller, the Company or any of the Subsidiaries, or, to Seller's Knowledge, threatened against Seller, the Company or any of the Subsidiaries relating in any way to any Environmental Permit or any applicable Environmental Law which will, or is reasonably expected to, give rise to any material liability or any material obligation for corrective or remedial action. To Seller's Knowledge, neither the Company nor any of the Subsidiaries has any material Liability for failure to comply with applicable Environmental Laws, including in connection with any release of any Hazardous Material into the environment, and no release which could require corrective or remedial action has occurred.

            3.1.9 Real Property.

            (a) Schedule 3.1.9 contains a complete and accurate list of all Owned Real Property of the Company or any Subsidiary that is currently occupied by Employees or houses equipment that is material to the operation of the telecommunications network and billing structure of the Company and the Subsidiaries, such as switching and transmission gear (the "Material Owned Real Property"). Except as set forth on Schedule 3.1.9, as of the date hereof and at Closing, the Company and each of the Subsidiaries, as applicable, will hold good, valid and marketable fee simple title to its Material Owned Real Property, and to Seller's Knowledge, to all of its other Owned Real Property, in each case, free and clear of all Liens other than Permitted Liens. There are no pending, nor has Seller or the Company or any Subsidiary received written notice of or, with respect to Seller, otherwise have Knowledge of, any threatened, condemnation or appropriation or similar proceedings against any of the Material Owned Real Property or improvements thereon.

            (b) Schedule 3.1.9 contains a complete and accurate list of all Real Property Leases of the Company or any of the Subsidiaries which require annual rental or similar payments of $250,000 or more (collectively, the "Material Real Property Leases"). Except as set forth on Schedule 3.1.9, the Company or a Subsidiary, as applicable, holds a valid leasehold interest in each Material Real Property Lease, and each Material Real Property Lease is enforceable against the Company or the applicable Subsidiary or, to Seller's Knowledge, the applicable lessor(s) in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Neither the Company nor any of the Subsidiaries or, to Seller's Knowledge, the applicable lessor is in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any Material Real Property Lease to which it is a party or bound, and, to Seller's Knowledge, no event caused by, relating to or affecting the Company or any of the Subsidiaries has occurred which (with or without the giving of notice or lapse of time, or both) would constitute such a material default by the Company or any Subsidiary, as applicable, thereunder. Each such Material Real Property Lease leasehold interest (i) is valid, subsisting and in full force and effect; (ii) is free and clear of all Liens, other than Permitted Liens; and (iii) will, at Closing, include enforceable rights to nondisturbance and peaceful and quiet enjoyment in accordance with the provisions of the Material Real Property Lease.

            (c)

                  (i) To Seller's Knowledge, except as set forth on Schedule
            3.1.9, the Company and each of the Subsidiaries, as applicable, has defensible title to all its Easements (other than the ONCOR ROW License Rights), free and clear of all Liens other than Permitted Liens.

                  (ii) As of the date of this Agreement, to Seller's Knowledge, except as set forth on Schedule 3.1.9, the Company and each of the Subsidiaries, as applicable, has defensible title to all ONCOR ROW License Rights free and clear of all Liens other than Permitted Liens.

            (d) Except as set forth on Schedule 3.1.9: (i) no Material Owned Real Property of the Company or any Subsidiary is subject to any outstanding options or rights of first refusal to purchase such Material Owned Real Property or any portion thereof or interest therein; (ii) neither the Company nor any of the Subsidiaries has any option or right of first refusal to purchase any Material Business Real Property leased by the Company or any of the Subsidiaries; and (iii) there are no parties (other than the Company or any Subsidiary) in possession of any of the Material Business Real Property, other than tenants under any subleases or sublicenses disclosed on Schedule 3.1.9.

            3.1.10 Material Changes. Except as disclosed on Schedule 3.1.10, since the date of the most recent Financial Statements as of the date hereof:

            (a) there has been no Material Adverse Effect on the Business or the Company Assets;

            (b) neither Seller, the Company nor any of the Subsidiaries, as applicable, has (i) sold, assigned, transferred or otherwise disposed of the Shares, any Subsidiary Shares or any Partnership Interest or (ii) sold, leased, licensed, assigned, transferred or otherwise disposed of any Company Assets, except in the Ordinary Course of Business;

            (c) neither Seller, the Company nor any of the Subsidiaries has subjected the Shares or any of the Company Assets, as applicable, to any Lien, except for Permitted Liens;

            (d) the Company and each of the Subsidiaries has operated its portion of the Business and the Company Assets in the Ordinary Course of Business;

            (e) there has not been any material damage, destruction or loss (whether or not covered by insurance) to any material Company Assets;

            (f) neither Seller, the Company nor any Subsidiary has taken any actions which would, if taken after the date hereof and prior to the Closing, violate Section 4.1.1(g), (h), (l) (other than increases of not more than five percent (5%) in the Ordinary Course of Business), (o) or (t); and

            (g) neither the Company nor any Subsidiary has agreed, whether orally or in writing, to take any actions prohibited by the foregoing.

            3.1.11 Intellectual Property Matters. Schedule 3.1.11 contains a list and description of all material Intellectual Property of the Company and each of the Subsidiaries used in or necessary for the conduct of the Business as presently conducted, other than the TXU Marks. Except as disclosed on Schedule 3.1.11, (a) to Seller's Knowledge, neither the Company nor the Subsidiaries infringe any patent, copyright or trade secret or any other intellectual property right of any third party; (b) there are no claims or suits pending or, to the Knowledge of Seller, threatened, alleging that the activities of Seller, the Company or any of the Subsidiaries or the conduct of the Business or the operation of the Company Assets infringes upon the Intellectual Property of a third party, or challenging the ownership, validity or enforceability of any Intellectual Property necessary for the operation of the Business as currently conducted or the Company Assets; and (c) to the Knowledge of Seller, no Person is infringing upon any Intellectual Property of the Company or any of the Subsidiaries.

            3.1.12 Books of Account; Financial Statements.

            (a) Seller has delivered to Purchaser the following financial statements (collectively, the "Financial Statements"): (a) the Company's audited consolidated statements of operations and comprehensive loss for calendar years 2000, 2001 and 2002, and the unaudited consolidated statements of operations and comprehensive loss for the nine months ended September 30, 2002, and September 30, 2003; (b) the Company's audited consolidated statements of cash flows for calendar years 2000, 2001 and 2002, and unaudited consolidated statements of cash flows for the nine months ended September 30, 2002, and September 30, 2003; and (c) the Company's audited consolidated balance sheets for the calendar years 2001 and 2002, and unaudited consolidated balance sheets as of September 30, 2003. The Financial Statements are true, correct and complete in all material respects, have been prepared in accordance with GAAP consistently followed throughout the periods covered thereby (except as noted therein) and fairly present the consolidated results of operations of the Company and the Subsidiaries for the periods covered thereby and the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof. The accounts receivable of the Company and the Subsidiaries shown on the Financial Statements arose in the Ordinary Course of Business and represent amounts owed by an account debtor for goods sold or services rendered by the Company or any Subsidiary, as applicable, and the allowance for doubtful accounts shown on such Financial Statements was established in the Ordinary Course of Business.

            (b) Except as set forth on Schedule 3.1.12, neither the Company nor any of the Subsidiaries is the borrower, obligor or guarantor under any obligation that would constitute Indebtedness or that would constitute a capital lease (including the GE Capital Lease Indebtedness). The Company and the Subsidiaries have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan, to or for any director or executive officer (or equivalent thereof) of the Company or any Subsidiary. Schedule 3.1.12 identifies any loan or extension of credit currently maintained by the Company or any Subsidiary to any director or executive officer (or equivalent thereof).

            3.1.13 Brokers or Finders. Except as set forth on Schedule 3.1.13 for which obligations Seller shall be responsible, neither Seller, the Company nor any of the Subsidiaries has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

            3.1.14 Labor Relations. Except as set forth on Schedule 3.1.14: (a) no Employee is represented by any labor union or other labor organization; (b) the Company and the Subsidiaries are not signatories to a collective bargaining agreement with any labor union or labor organization; (c) there is no unfair practice complaint against the Company or any Subsidiary pending or, to Seller's Knowledge, threatened before the National Labor Relations Board; (d) there is no labor strike, dispute, slowdown, hand billing, picketing, stoppage, or other

"concerted activity" involving the Employees actually pending or, to the Knowledge of Seller, threatened against or involving the Company or any Subsidiary; (e) there is no grievance or arbitration pending or, to the Knowledge of Seller, threatened against the Company or any Subsidiary regarding unfair labor practices or collective bargaining; (f) to Seller's Knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the Employees and no labor union claims to represent any Employee for purposes of collective bargaining; (g) to Seller's Knowledge, Seller, the Company and the Subsidiaries are complying with, in all material respects, the terms and conditions set forth in any collective bargaining agreement with any labor union or other labor organization; and (h) except for the effect of any terminations made at the request of Purchaser pursuant to Section 4.3.5, the Company and the Subsidiaries have not taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act ("WARN") or otherwise trigger notice requirements or liability under any federal, local, state, or foreign plant closing notice or collective dismissal law in violation of WARN or such other federal, state or foreign plant closing Law.

            3.1.15 Employee Benefit Plans.

            (a) Schedule 3.1.15 contains a complete and accurate list of each employee of the Company or a Subsidiary (the "Employees"), and accurately sets forth, for each Employee, the Employee's employer, job title, location, length of service for which the Employee is credited, current total monthly and annual rate of base compensation and current annual incentive target, a reference to any severance or change of control arrangements with such Employee, and whether or not the employee is subject to an employment agreement, a collective bargaining agreement or is represented by a labor organization.

            (b) Schedule 3.1.15 contains a true and complete list of all material Plans, including each Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA. Except as set forth on Schedule 3.1.15, the Company has no obligation to create any additional Plan or to modify any Plan other than as may be required to comply with any changes in applicable Law. The Company is in compliance with, and each of the Plans is and has been operated in compliance with, all applicable Laws governing such Plans in all material respects.

            (c) With respect to each Plan, the Company has provided to Purchaser a true and complete copy of each of the following documents to the extent they exist: (i) current Plan documents and Summary Plan Descriptions; (ii) Summary of Material Modifications; (iii) annual reports (IRS Form 5500 series), including financial statements for the last three (3) years; (iv) each related trust agreement, insurance contract, service provider contract or investment arrangement agreement; and (v) actuarial reports or valuations for the last three (3) years.

            (d) Except as set forth on Schedule 3.1.15: (i) no Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (ii) all contributions required to be made to any Plan have been made in a timely manner.

            (e) (i) No Plan is a "multiemployer plan" within the meaning of
Section 3(37) or 4001(a)(13) of ERISA; (ii) neither the Company nor any ERISA Affiliate has ever contributed to, been required to contribute to, or otherwise had any obligation or liability during the last six

(6) years with respect to any "multiemployer plan," within the meaning of
Section 3(37) of ERISA; (iii) no liability under Title IV of ERISA has been or, to Seller's Knowledge, is reasonably expected to be incurred by the Company or any ERISA Affiliate in connection with any Plan.

            (f) Except as set forth on Schedule 3.1.15: (i) with respect to each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code, a timely application has been made to the IRS for a favorable determination letter; (ii) as of the Closing, each tax-qualified Plan satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Plans by the applicable terms of the Code and ERISA; (iii) there are no pending or, to the Knowledge of Seller, threatened investigations or audits by any Governmental Authority, or any claims, suits or other proceedings by present or former Plan participants or beneficiaries involving any Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits which are being processed in the normal course; (iv) the Company has complied in all material respects with all requirements regarding continuation coverage under
Section 4980B of the Code and Part 6 of Title I of ERISA; and (v) no employee will be entitled to any additional benefits or any acceleration of the time of payments or vesting of any benefits under any Plan as a result of the transaction contemplated by this Agreement.

            (g) Except as set forth on Schedule 3.1.15, no Employees are entitled to cash payments or other forms of compensation in connection with any equity-based compensation arrangements, retention agreements, change-in-control arrangements, severance arrangements and/or any similar arrangements sponsored by Seller, the Company or the Subsidiaries and effected by or entered into in connection with this Agreement or that may otherwise become payable or vest in whole or in part as a result of the transactions contemplated hereby, including upon passage of time or upon satisfaction of additional conditions (the "Compensation Arrangements"). The assets of each Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA may be liquidated without incurring any material termination fees, costs or penalties.

            (h) Schedule 3.1.15 contains a complete and accurate list of all Employees currently on a medical leave of absence due to a short-term or long-term medical disability, and of those former employees of the Company or any of its Subsidiaries receiving post-employment medical and/or life insurance benefits pursuant to a Plan or arrangement sponsored by the Company or any of its Subsidiaries.

            (i) (x) No Plan is part of a "multiple employer welfare arrangement," within the meaning of Section 3(40) of ERISA and (y) except as set forth on Schedule 3.1.15, no Plan provides for post-retirement health or welfare benefits except for benefits which satisfy the minimum requirements of Section 4980B of the Code and Part 6 of Title 1 of ERISA.

            3.1.16 Capitalization; Ownership.

            (a) The Shares are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller. The Shares constitute 100% of the issued and outstanding capital stock of the Company.

            (b) The Company owns, either directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Subsidiaries (the "Subsidiary Shares") (other than ETFLI and Fort Bend FiberNet). TXU Communications Transport Company ("TXUC Transport"), a Subsidiary, owns sixty-three percent (63%) of the issued and outstanding capital stock of East Texas Fiber Line Incorporated, a Texas corporation ("ETFLI"). The shares of capital stock of ETFLI that are owned by TXU Communications Transport Company are referred to in this Agreement as the "ETFLI Shares." The number and class of the Subsidiary Shares and the ETFLI Shares, and the name of the owner thereof, are set forth on Schedule 3.1.16. The Subsidiary Shares and the ETFLI Shares are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Company or a Subsidiary, as described on Schedule 3.1.16.

            (c) TXUC Transport owns a 2.34% limited partnership interest in GTE Mobilnet of South Texas Limited Partnership, a Delaware limited partnership and a 17.02% limited partnership interest in GTE Mobilnet of Texas RSA #17 Limited Partnership, a Delaware limited partnership. The limited partnership interests of TXUC Transport in each of the Cellular Partnerships, as described in this
Section 3.1.16, are referred to in this Agreement as the "Cellular Partnership Interests." In addition, TXUC Transport owns a 39.06% general partnership interest in Fort Bend FiberNet, a Texas general partnership (such general partnership interest being referred to herein as the "Fort Bend FiberNet Partnership Interest"). The Partnership Interests are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by TXUC Transport, as set forth above.

            (d) Except as set forth on Schedule 3.1.16, and other than the Pinnacle Lien (which shall be discharged on or before Closing): (i) the Shares, the Subsidiary Shares, the ETFLI Shares and the Partnership Interests are owned by Seller, the Company or a wholly-owned Subsidiary, as applicable, free and clear of any Liens (other than restrictions on transfer imposed by federal and state securities Laws), including any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Seller, the Company or any of the Subsidiaries is a party, or by which they may be bound, requiring Seller, the Company or any of the Subsidiaries to issue, transfer, sell, purchase, redeem or acquire any equity interest or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interest of the Company, the Subsidiaries, ETFLI, Fort Bend FiberNet or either of the Cellular Partnerships; and (ii) none of Seller, the Company or any Subsidiary is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any Subsidiary or any other agreement or understanding relating to the Company or any Subsidiary or the capital stock of the Company or any Subsidiary.

            (e) Other than as described in this Section 3.1.16 and the corresponding Schedules, neither Seller, the Company nor any Subsidiary owns any joint venture interest, partnership interest, membership interest, capital stock or other equity interest or security interest in any Person.

            3.1.17 Insurance. Schedule 3.1.17 sets forth a list of all material insurance policies presently in effect with respect to Seller, the Company, the Subsidiaries, the Company Assets or the Business. All material insurance policies covering Seller, the Company, the

Subsidiaries, the Company Assets or the Business are in full force and effect in accordance with their terms, all premiums due and payable have been paid and no notice of cancellation of such polices has been received. All such insurance policies will terminate with respect to the Company, the Subsidiaries, the Company Assets and the Business at Closing.

            3.1.18 No Undisclosed Liabilities. Except for Liabilities: (a) disclosed, reflected or reserved against on the face of the balance sheet for the quarter ended September 30, 2003 that are included in the Financial Statements; (b) incurred in the Ordinary Course of Business after September 30, 2003; (c) arising from the execution, delivery or performance of this Agreement or any other Transaction Document; or (d) disclosed on Schedule 3.1.18, to Seller's Knowledge, none of the Company or any of the Subsidiaries has any material Liabilities. Except for Liabilities disclosed, reflected or reserved against on the face of the balance sheet for the quarter ended September 30, 2003 that are included in the Financial Statements, to Seller's Knowledge none of the dormant Subsidiaries has any Liabilities and neither the Company nor any of the other Subsidiaries has any Liabilities associated with the dormant Subsidiaries or the dissolution thereof. There are no pending capital calls with respect to any of the Cellular Partnerships or Fort Bend FiberNet.

            3.1.19 Transactions with Affiliates. Except for the intercompany arrangements being terminated at Closing, each of which is set forth in Schedule 3.1.19, and except as provided in Section 4.3.7, the Company and the Subsidiaries do not have any transactions, agreements, arrangements or understandings with any officer, director, shareholder or other Affiliate of Seller (including TXU Corp. and its Subsidiaries other than the Company and its Subsidiaries), and no officer, director, shareholder of the Company or any Subsidiary or other Affiliate of the Company or any Subsidiary (including TXU Corp. and its Subsidiaries other than the Company and its Subsidiaries) has any interest in any of the Company Assets.

            3.1.20 Title to Personal Property. The Company and each of the Subsidiaries has good and valid title to or, in the case of leased properties and assets, good and valid leasehold interests in, all of the Personal Property owned or used by it, and has good title to, or valid leasehold interests or licenses in, all of its intangible assets used for the conduct of Business, in each case free and clear of all Liens, except for Permitted Liens.

            3.1.21 Sufficiency of Assets. Except as set forth in Schedule 3.1.21, the Company Assets owned, leased or licensed by the Company and the Subsidiaries include all of the assets, properties and other rights (including items of the types discussed in the definition of Company Assets) that are required for the continued conduct by Purchaser of the Business substantially as now being conducted.

            3.1.22 No Representations or Warranties Implied. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.1, OR ELSEWHERE IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY,

ADEQUACY OR CONDITION OF THE SHARES, THE BUSINESS OR THE COMPANY ASSETS, (B) THE INCOME TO BE DERIVED FROM THE SHARES, THE BUSINESS OR THE COMPANY ASSETS, (C) THE SUITABILITY OF THE COMPANY ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE SHARES, THE BUSINESS OR THE COMPANY ASSETS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE SHARES, THE BUSINESS OR THE COMPANY ASSETS, OR
(F) ANY OTHER MATTER WITH RESPECT TO THE SHARES, THE BUSINESS OR THE COMPANY ASSETS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS ACQUIRING THE SHARES AND ACCEPTING THE COMPANY ASSETS ON AN "AS IS, WHERE IS" CONDITION AND BASIS "WITH ALL FAULTS."

      3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

            3.2.1 Purchaser Existence. Purchaser is a duly incorporated, validly existing corporation, and is in good standing under the Laws of the State of Delaware. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and all other Transaction Documents have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been, and the other Transaction Documents have been or will be, duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents do or will when executed and delivered constitute, the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy Laws and other Laws affecting creditors' rights generally, and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3.2.2 Validity of Contemplated Transactions. Except for the Regulatory Consents, the Seller Consents and the notices, consents and approvals set forth on Schedule 3.2.2 (those identified on Schedule 3.2.2 being referred to herein as "Purchaser Consents"), the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereunder and thereunder, do not and will not violate, conflict with or result in the breach of or default under any term, condition or provision of, or require the consent or approval of any other Person under, (a) the charter and other organizational documents of Purchaser, (b) any existing Requirement of Law or Authorization to which Purchaser is subject, (c) any Contract or other agreement (each, a "Purchaser Contract") to which Purchaser is a party or is subject.

            3.2.3 Communications Act. At Closing, Purchaser will be qualified under the Communications Act, and all applicable rules, regulations and policies promulgated thereunder as in effect on the date hereof to be a transferee of control of the FCC Authorizations and the PUC Authorizations. As of the date hereof, Purchaser has no knowledge of any facts, conditions or events relating to Purchaser or any of its Affiliates that would reasonably be expected to cause the FCC or the PUC to delay action on or deny the transfer of control of the FCC Authorizations or the PUC Authorizations, as applicable, to Purchaser as a result of the transactions contemplated by this Agreement.

            3.2.4 Financing. Purchaser has delivered to Seller a true and complete executed copy of (i) a letter of commitment obtained by Purchaser from Credit Suisse First Boston, Citicorp North America, Inc., Citigroup Global Markets Inc., Deutche Bank Trust Company Americas, Deutche Bank AG Cayman Islands Branch, and Deutche Bank Securities, Inc. to provide financing for the transactions contemplated hereunder (the "Commitment Letter"); and (ii) the equity commitment letter dated as of the date hereof between Seller, Purchaser and the Equity Sponsors (as defined therein). Purchaser is not in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in the Commitment Letter or any financing arrangement to which it is a party, and no event caused by or relating to Purchaser has occurred, which (with or without the giving of notice or lapse of time, or both) would constitute such a material default by Purchaser thereunder. Assuming that the financing contemplated by the Commitment Letter is consummated in the amount and otherwise in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder to Purchaser, together with additional funds available to Purchaser, will provide sufficient funds to pay the Purchase Price, as adjusted pursuant to Section 2.2(b), plus the amount of any Adjustment Funds owed by Purchaser in accordance with Section 2.2 hereof, and all related fees and expenses.

            3.2.5 Brokers or Finders. Except as set forth on Schedule 3.2.5, for which obligation Purchaser shall be responsible, neither Purchaser nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or agents commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

            3.2.6 Litigation. There is no litigation, arbitration, investigation or other proceeding, or injunction or final judgment relating thereto, pending or, to the Knowledge of Purchaser, threatened against Purchaser before any Governmental Authority, including the FCC and the PUC, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and, to the Knowledge of Purchaser, no investigation that might result in any such suit, action or proceeding is pending or threatened.

      3.3 Purchase for Own Account. The Shares to be acquired by Purchaser pursuant to the terms of this Agreement are being and will be acquired for Purchaser's own account and with no intention of distributing or reselling such Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state therein. If Purchaser should in the future decide to dispose of any part of the Shares, Purchaser understands and agrees that it may do so only in compliance with the applicable federal and state securities laws, as then in effect. Purchaser, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Shares, understands that this investment involves substantial risks, has adequately investigated the Shares, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares, and is able to bear the economic risks of such investment.

      3.4 Investigation and Evaluation. Purchaser acknowledges that (a) Purchaser is experienced in the operation and/or evaluation of the type of business conducted by the Company and the Subsidiaries, (b) Purchaser and its directors, officers, attorneys, accountants and advisors, have been given the opportunity to examine to the full extent deemed necessary and desirable to Purchaser all Records and other information with respect to the Company, the Subsidiaries, the Shares, the Business and the Company Assets, (c) Purchaser has taken, and hereby takes, full responsibility for determining the scope of its investigations of the Company, the Subsidiaries, the Shares, the Business and the Company Assets and the manner in which such investigations have been conducted, and has examined the Company, the Subsidiaries, the Shares, the Business and the Company Assets to its full satisfaction, (d) Purchaser is fully capable of evaluating the adequacy and accuracy of the information obtained by Purchaser in the course of such investigations, and (e) Purchaser has not relied, and will not rely, on Seller, the Company, the Subsidiaries, or any of their respective officers, directors, employees, agents and advisors, with respect to any matter in connection with the Purchaser's evaluation of the Company, the Subsidiaries, the Shares, the Business and the Company Assets, including the information in the Confidential Memorandum provided to Purchaser in July 2003, other than the representations and warranties of Seller specifically set forth in this Agreement.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

      4.1 Agreements of Seller Pending Closing. Seller covenants and agrees that from the date of this Agreement until the Closing and except as otherwise consented to by Purchaser:

            4.1.1 Conduct of the Business in the Ordinary Course. Subject to the applicable Requirements of Law, and provided that the Company and the Subsidiaries may comply with their obligations under any Business Authorization or any Contract to which the Company or any Subsidiary is a party, or except as otherwise expressly provided by this Article IV or as disclosed in Schedule 4.1.1, Seller shall cause the Company and the Subsidiaries to conduct the Business in the Ordinary Course of Business except as may be necessary in order to implement and perform this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, except as set forth on
Schedule 4.1.1 or except with the consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall, and shall cause the Company and the Subsidiaries, to:

            (a) not (i) sell, assign, transfer or otherwise dispose of the Shares, the Subsidiary Shares or Partnership Interests or (ii) sell, lease, assign, transfer or otherwise dispose of any of the Company Assets (other than the sale of inventory or the disposition of used or excess equipment or obsolete inventory in the Ordinary Course of Business, including the sale of an average of three vehicles per month);

            (b) use commercially reasonable efforts to maintain relations and goodwill generally with suppliers, customers, distributors and others having business relations with the Company or the Subsidiaries;

            (c) comply in all material respects with all Requirements of Law and Environmental Laws applicable to Seller, the Company, the Subsidiaries, the Shares, the Business or the Company Assets and with all Contracts and Business Authorizations and Environmental Permits;

            (d) keep in full force and effect the material insurance policies (comparable in amount and scope) covering the Company, the Subsidiaries, the Company Assets and the Business as of the date hereof;

            (e) except as provided in subsection (p) of this Section 4.1.1, not enter into or amend in any material respect any Material Contract, or terminate any such Material Contract before the expiration of the term thereof, or waive, release or assign any rights or claims under any Material Contract;

            (f) not amend or otherwise change its Organizational Documents;

            (g) not (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, or grant, of any shares of capital stock or partnership interests of any class of the Company or any Subsidiary; (ii) split, combine or reclassify any shares of the capital stock of the Company or any Subsidiary; (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any Subsidiary; or (iv) redeem, purchase or otherwise acquire directly or indirectly any capital stock of the Company or any Subsidiary;

            (h) other than dividends payable by a Subsidiary to the Company or another Subsidiary, not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or partnership interests, as applicable;

            (i) not (i) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, or other business organization or any division thereof or any material amount of assets except for acquisitions of inventory and the purchase of raw materials, supplies and equipment in the Ordinary Course of Business; or (ii) incur any Indebtedness that will not be satisfied at or prior to the Closing or enter into any capital lease arrangements or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances;

            (j) use commercially reasonable efforts to maintain the assets of the Company and the Subsidiaries in good operating condition (ordinary wear and tear excepted), with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices;

            (k) deliver to Purchaser, (i) promptly after completion thereof, all financial statements (which financial statements shall comply with the representations and warranties made in Section 3.1.12), financial reports, financial audits, financial presentations and other related information that are prepared in the Ordinary Course of Business for regular review by executive management with respect to the Company or any Subsidiary, and without limiting the generality of the foregoing, Seller shall deliver to Purchaser (A) unaudited monthly statements of profits and loss within thirty days after the end of each month; and (B) unaudited quarterly consolidated financial statements of the Company within forty-five days after the end of each quarter; and (ii) within thirty (30) days after the end of each month (beginning with the month ending December, 2003) a monthly statement in the form attached hereto as Exhibit F;

            (l) not (i) grant any increase in the compensation of employees of the Company and the Subsidiaries, except for increases in the compensation of employees required by the terms of any employment agreement or Plan (including any collective bargaining agreement) as in effect on the date hereof, (ii) hire new employees other than in the Ordinary Course of Business, provided any such employee may be terminated at will without penalty, (iii) except as contemplated by Section 4.3.5, terminate any employees other than in the Ordinary Course of Business, (iv) enter into any new employment, severance, consulting or other compensation agreement with any director, officer or employee of the Company or the Subsidiaries, (v) commit to any additional Plans or amend in any material respect or commit itself to amend in any material respect any such existing Plan or arrangement, (vi) enter into or modify any contract relating to any Plan or modify any compensation arrangement, (vii) change in any material respect the investment options offered under any Plans or any investments held under any such Plans except as may otherwise be required by Law or as may be necessary to reflect additional contributions, distributions or investment returns, (viii) create any new cash incentive compensation program or awards without notifying the employees that the terms of such program or awards are subject to review and approval of Purchaser following the Closing Date or (ix) voluntarily recognize any bargaining representative for any employees or establish, adopt, enter into or amend any collective bargaining agreement;

            (m) not mortgage, pledge or otherwise subject to any Lien any of the Company Assets other than Permitted Liens incurred in the Ordinary Course of Business or that will otherwise terminate prior to the Closing;

            (n) not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization relating to the Company or any Subsidiary;

            (o) not make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

            (p) not enter into any Contract, except for (i) any Contract entered into in the Ordinary Course of Business under which the consideration payable or receivable by the Company or any Subsidiary does not exceed $500,000 per year per Contract, or (ii) any Contract entered into in the Ordinary Course of Business relating to the provision of services to customers;

            (q) not make or agree to make capital expenditures in excess of $3,000,000 per month;

            (r) except as otherwise contemplated in this Agreement or in the Ordinary Course of Business, not submit or file with, or otherwise voluntarily participate as a party to any stipulation, pleading, filing, or other proceeding with the FCC or the PUC, or fail to notify Purchaser promptly of any involuntary participation in any of the foregoing;

            (s) not enter into any non-compete Contracts under which the Company or the Subsidiaries is obligor, or modify or waive any of the Company's or the Subsidiaries' rights under any existing material confidentiality or non-compete Contract under which it is the beneficiary;

            (t) except as otherwise required to perform the obligations under this Agreement, not manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion other than consistent with past practice and in the Ordinary Course of Business;

            (u) not pay, discharge or satisfy any material claim, liability or obligation (absolute, contingent or otherwise) other than (i) payment, discharge or satisfaction in the Ordinary Course of Business, or (ii) reserved against in the Financial Statements or (iii) as otherwise provided in Sections 4.3.6, 4.3.7, 4.3.11 and 5.9; and

            (v) not agree or commit to do any action prohibited by this Section 4.1.1.

Subject to the terms of this Agreement, prior to the Closing Date, Purchaser shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct the operation of the Business in any manner that is prohibited by FCC or PUC rules or policies.

            4.1.2 Access. Until the Closing (or earlier termination of this Agreement), Seller grants Purchaser and its authorized representatives, including its officers, directors, members, Affiliates, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents, lenders and investors, access to the Records, the Company Assets and other facilities and properties of the Company and the Subsidiaries, in accordance with the following terms and conditions:

            (a) Purchaser shall notify Seller of its desire to access the Records, the Company Assets and other facilities and properties of the Company or any of the Subsidiaries, and the intended purpose of such access, at least 48 hours prior to such desired access;

            (b) Upon receipt of such notice from Purchaser, Seller shall, and shall cause the Company and the Subsidiaries to (i) give Purchaser and its authorized representatives reasonable access during all reasonable times and in a manner so as not to interfere with the normal business operations of Seller, the Company or any of the Subsidiaries, as applicable, to the Records, personnel, Company Assets and other facilities and properties of the Company and the Subsidiaries, (ii) consent to access to their accountants and accountants' work papers, and (iii) furnish promptly to Purchaser such information concerning the Business, the Company

Assets, financial condition, operations and personnel of the Company and the Subsidiaries, in each case, as reasonably requested by Purchaser. Seller will make available, at reasonable locations and for reasonable times, the officers, employees, and agents of Seller, the Company and the Subsidiaries in order to assist Purchaser in its inspection of such Records, Company Assets and other facilities and properties.

            (c) At any time while Purchaser has access to the personnel, Records, Company Assets and other facilities and properties of the Company and the Subsidiaries, Seller may have one or more representatives present and Purchaser shall conduct its activities in accordance with all applicable Laws, including Environmental Laws, and commonly accepted standards for conducting such activities. Upon completion of its activities, Purchaser shall restore the Records, the Company Assets and other facilities and properties of the Company and the Subsidiaries substantially to their condition existing at the time of Purchaser's access thereto, and Purchaser shall remove any and all equipment and materials that were brought on to the property of the Company or the Subsidiaries by Purchaser or its representatives.

            (d) Any information obtained by Purchaser or its authorized representatives under this Section 4.1.2 shall be subject to Section 3.1.22 and
Section 3.4, and shall be further subject to the confidentiality and use restrictions contained in the Confidentiality Agreement. Seller shall not have the right to control, and shall not exercise any responsibility with respect to, the activities of Purchaser under this Section 4.1.2, except that Seller shall have the right (but not the obligation) to prevent any business disruption or damage to its, the Company's or any Subsidiary's property. In addition to all rights of indemnification otherwise set forth herein, Purchaser shall reimburse, indemnify and hold harmless each Seller Indemnitee from, against and in respect of any and all Losses incurred or suffered by any Seller Indemnitee that result from, relate to or arise out of Purchaser's negligence or willful misconduct during the investigation of the Company Assets and the Business, and such indemnification shall survive the termination of this Agreement and shall survive the Closing.

            4.1.3 Regarding Seller Consents. Seller shall, and shall cause the Company and the Subsidiaries to, use commercially reasonable efforts to obtain any governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement as promptly as possible following the execution of this Agreement (provided that neither Seller, the Company nor any Subsidiary shall be obligated to pay any money for such consents, approvals or waivers other than customary fees and expenses and as necessary to remedy any breach or default). If any consent, approval or waiver required for assignment of control to Purchaser of a Contract to which the Company or any Subsidiary is a party, or for assignment of control to Purchaser of a Business Authorization, shall not be obtained prior to Closing so that Purchaser would not acquire the benefit of the rights thereunder upon the Closing, and Purchaser waives its closing conditions with regard thereto, if applicable, Seller, to the maximum extent permitted by Law and the applicable Contract or Business Authorization, shall act, or cause the Company or the applicable Subsidiary to act, after the Closing, as Purchaser's agent in order to preserve and obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the applicable asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Further, Purchaser and Seller shall cooperate after the Closing in using all commercially reasonable efforts to obtain any such consent, approval or waiver. The provisions of this Section 4.1.3 shall survive for one year following the Closing Date. If, notwithstanding its commercially reasonable efforts, Seller is unable to obtain or cause the Company or the Subsidiaries to obtain one or more consent, approval or waiver prior to the Closing Date and Purchaser nevertheless waives in writing such condition to the Closing and consummates the transactions contemplated thereby, Seller's sole obligation in respect thereof shall be as provided in this Section 4.1.3.

            4.1.4 ONCOR ROW License Rights. After the execution of this Agreement, Seller shall cause a review of all ONCOR ROW License Rights. Prior to, or at Closing, Seller will deliver to Purchaser a schedule ("Schedule 4.1.4") listing any ONCOR ROW License Right Defect discovered in such review. Purchaser shall have a right to participate in the review of all ONCOR ROW License Rights, which right to participation shall include access to all information and access to the persons conducting the review. Seller shall have the sole right, but not the obligation, for twelve months after Closing to obtain, free and clear of all Liens (other than Permitted Liens), any and all Easements listed on Schedule 4.1.4 or to otherwise cure (to the standard set forth in Section 3.1.9(c)(i)) any defects with respect to those Easements listed on Schedule 4.1.4. Subject to Seller's right to cure set forth in the preceding sentence, with respect to the matters listed in Schedule 4.1.4, Seller will indemnify Purchaser as set forth in Article VII.

      4.2 Agreements of Purchaser Pending Closing.

            4.2.1 Communications Act. Purchaser covenants and agrees that, from the date of this Agreement until the Closing (or earlier termination of this Agreement), except as otherwise consented to in writing by Seller, Purchaser has not taken and will not take prior to the Closing any action to disqualify itself under the Communications Act or other applicable Laws, rules and regulations from acquiring control of the FCC Authorizations or the PUC Authorizations and shall not take or omit to take any action that would cause it to be in breach of its representation and warranty set forth in Section 3.2.3.

            4.2.2 Regarding Purchaser Consents. Purchaser shall use commercially reasonable efforts to obtain the Purchaser Consents as promptly as possible following the execution of this Agreement (provided, that, Purchaser shall not be obligated to pay money for any such Purchaser's Consents, other than customary fees and expenses and as necessary to remedy any breach or default).

            4.2.3 Financing. Purchaser shall, and shall cause its Affiliates and its and their officers, directors, employees and representatives to, use their commercially reasonable efforts to (a) satisfy all covenants and conditions precedent to the funding of the financings contemplated by the Commitment Letter and to cause all representations and warranties of Purchaser and its Affiliates contained in the Commitment Letter and in the definitive documents for the financings contemplated thereby to be true at such time(s) as are required under the terms of the Commitment Letter and such definitive documentation, and (b) arrange as promptly as practicable and, subject to the simultaneous consummation of the Closing on the terms and conditions set forth herein and subject to the conditions set forth in the Commitment Letter, consummate the financing contemplated by the Commitment Letter by the Closing Date on terms and conditions in all material respects consistent with the terms of the Commitment Letter.

Purchaser shall notify Seller if Purchaser becomes aware of any fact, occurrence or event that it believes would be reasonably likely to prevent Purchaser or its Affiliates from consummating financing arrangements for the transactions contemplated hereby. Purchaser agrees with Seller that it will not, and will cause its Affiliates not to, voluntarily waive, release, modify, rescind, terminate or otherwise amend any of the material terms or conditions contained in the Commitment Letter, other than changes that do not adversely affect the rights and obligations of Seller under this Agreement or the ability of Purchaser to satisfy the condition to Closing described in Section 6.1.7, without prior written consent of Seller (such consent not to be unreasonably conditioned, withheld or delayed). Subject to the third sentence of Section 4.3.5, Purchaser covenants that it shall identify a sufficient number of Employees for termination pursuant to the first sentence of Section 4.3.5 such that the Terminated Employee Obligations are at least equal to the Terminated Employee Obligation Threshold.

      4.3 Covenants of Seller and Purchaser Pending Closing. Seller and Purchaser further covenant and agree that, except as otherwise agreed to in writing by Seller and Purchaser:

            4.3.1 FCC and PUC Authorizations. Within fifteen (15) days after the date hereof, Purchaser shall prepare and file applications with the FCC for consent to the transfer by Seller to Purchaser of control of, and of all of Seller's rights and interests in and to, the FCC Authorizations; provided that, Seller will review the application prior to filing and will provide its comments and revisions to Purchaser within five (5) days of its receipt. Within fifteen
(15) days after the date hereof, if required, Purchaser shall file such other applications for all consents and approvals of the PUC and other regulatory consents and approvals necessary for the consummation of the transactions contemplated hereby, if any. Seller and Purchaser shall diligently and jointly prosecute all such applications and take all such actions and give all such notices as may be required by the FCC or the PUC, or any other regulatory agency, or as may be requested by the FCC or the PUC, or any other regulatory agency (to the extent that the parties hereto mutually agree that any such request is reasonable), or as may be appropriate in an effort to expedite the grant of such consent by the FCC or the PUC, or such other regulatory agency; provided that, in obtaining any such consents, authorizations, approvals or waivers, neither party shall be required to pay any consideration (other than customary filing fees and the like), divest or otherwise rearrange the composition of any asset or businesses or agree to any conditions, restrictions, requirements or other obligations which are or are reasonably likely to be materially adverse or materially burdensome to it.

            4.3.2 HSR Act. Seller and Purchaser shall cooperate with one another in the preparing and filing within 15 days of the date hereof any required notification and report forms under the HSR Act and furnishing information required in connection therewith. Each of Seller and Purchaser will be responsible for paying all their respective costs and expenses incurred by it in connection with such preparation and filing, except that Purchaser shall be solely responsible for paying the filing fees under the HSR Act.

            4.3.3 Copies of Regulatory Filings. Except to the extent prohibited by Requirements of Law and except for any Section 4(c) documents filed with the HSR notification and report form, each of the parties hereto shall promptly, but in any event within three (3) Business Days, provide to the other party copies of all filings and material correspondence with and from all Governmental Authorities with respect to the filings and consents described in this Section 4.3.

            4.3.4 Cooperation. Subject to the other provisions of this Agreement, including any limitations on the parties' obligations hereunder, Seller and Purchaser shall cooperate in good faith with each other and use commercially reasonable efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date and to consummate and make effective the transactions. Without limiting the foregoing, Seller will, or will cause the Company and the Subsidiaries to, use commercially reasonable efforts to cooperate with Purchaser in seeking to assist the Company and the Subsidiaries in effecting the renewal, transfer, or continued benefit of the Environmental Permits. Each party shall give prompt notice to the other party of the occurrence of any Material Adverse Effect or the occurrence of any fact or event that is reasonably expected to cause any representation or warranty of either party to be untrue in any material respect, and each party shall give prompt notice to the other party of any circumstances that would reasonably be expected to hinder, impair or delay its ability to consummate the transactions contemplated by this Agreement. Each of Seller and Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

            4.3.5 Employee Matters.

            (a) Purchaser shall, within forty-five days following the date of this Agreement, conduct interviews of the Employees, and provide Seller a list of such Employees who Purchaser does not wish to employ as of the Closing. Seller shall cause the Company to make its personnel available at reasonable times, upon reasonable advance notice, to allow Purchaser to conduct interviews and gather information reasonably required to provide Seller with its list of Employees that Purchaser does not wish to employ as of the Closing. Such Employees so designated by Purchaser ("Terminated Employees") shall be terminated by Seller on the Closing Date, but immediately prior to Closing; provided that, with the prior consent of Purchaser (which will not be unreasonably withheld, delayed or conditioned), Seller may terminate any Terminated Employee prior to the Closing Date; provided, further, however, that it shall not be considered unreasonable for Purchaser to withhold its consent if Purchaser reasonably believes that the termination of such Terminated Employee before the Closing Date may adversely affect Purchasers' financing of the transactions contemplated by this Agreement or otherwise adversely affect the conditions to the funding of the financings contemplated by the Financing Commitment. If Seller in good faith believes that it may not legally terminate any Employee designated by Purchaser as a "Terminated Employee," Seller shall promptly (and in any event at least five Business Days prior to Closing) notify Purchaser of such legal restriction and the parties shall in good faith discuss revisions to the list of Terminated Employees. Subject to Purchaser's right to terminate any Employee after Closing, Purchaser shall continue to employ all Employees, other than the Terminated Employees, consistent with the provisions of this Section 4.3.5.

            (b) With respect to the Terminated Employees, Seller shall cause the Company to satisfy any and all obligations (excluding any associated tax gross-up payments) owed to the Terminated Employees pursuant to the terms and conditions of any Plan (including any Continuation Coverage Requirements (as defined below)), as well as wages, salaries, sick pay, accrued and unused vacation, and severance benefits (collectively, the "Terminated Employee Obligations") which may become due to the Terminated Employees as a result of their termination upon or prior to the Closing; provided that the aggregate amount of such obligations shall not exceed $5,100,000 (the "Terminated Employee Obligations Threshold"). In addition to the Terminated Employee Obligations, Seller shall pay any tax gross-up payments associated with the Terminated Employee Obligations (to the extent not included in Closing Adjustment Liabilities). Purchaser shall be solely responsible for and shall discharge in full any and all Terminated Employee Obligations in excess of the terminated Employee Obligations Threshold, and any and all obligations to Employees who are not Terminated Employees resulting from their employment with, or cessation of employment with, the Company or a Subsidiary, including without limitation, any obligation under any Plan, and any plan, program, policy, agreement or arrangement which Purchaser may put into place with or for the Employees from time to time. Purchaser shall honor the terms of each employment agreement, retention and change of control agreement, agreement concerning special payments upon a change of control, retention agreement, and any special severance arrangement which has been entered into, or is maintained, by the Company or any Subsidiary with, or for, any Employee (other than the aggregate amount to be paid by Seller with respect to Terminated Employee Obligations as provided in the first two sentences of this Section 4.3.5(b)), or shall enter into an alternative arrangement with such Employee on mutually agreeable terms. Seller shall satisfy, or shall cause the Company to satisfy, all obligations to qualified beneficiaries under any Company or any Subsidiary group health plan under Section 4980B of the Code and Sections 601 through 608 of ERISA ("Continuation Coverage Requirements") which are required to be performed prior to the Closing Date, and Purchaser shall satisfy, or shall cause the Company to satisfy, all such Continuation Coverage Requirements which are required to be performed on or after the Closing Date other than any Continuation Coverage Requirements relating to the Terminated Employee Obligations up to the amount for which Seller is responsible in accordance with the first two sentences of this Section 4.3.5(b). Seller and Purchaser shall cooperate to help ensure that all such Continuation Coverage Requirements are fully satisfied.

            (c) With respect to Employees Purchaser retains as of the Closing Date, Purchaser shall, for at least a period of one year following the Closing Date, maintain compensation and benefit programs for such Employees, taken as a whole, having an aggregate value at least equal to that for which such Employees are eligible as of the Closing Date. Without in any way limiting Purchaser's obligation in the preceding sentence, Purchaser specifically agrees that, during such one-year period, it shall maintain a severance benefit package for such Employees, taken as a whole, providing severance benefits at least equal to the severance benefit package offered to such Employees by the Company immediately prior to the Closing. For purposes of all employee benefit plans, programs and policies of Purchaser, or Purchaser's subsidiaries, for which any Employee may become eligible, Purchaser shall give credit (for purposes or eligibility and vesting only and not for any other purpose, including benefit accrual) for all service for which such Employee has been credited by the Company or any Subsidiary. Purchaser agrees further that, if not paid by the Company prior to the Closing Date, Purchaser will pay, or will cause the Company or its Subsidiaries to pay, to all Employees (whether or not retained by Purchaser), the annual incentive award for 2003 at the time and in the amount it would otherwise have been paid pursuant to the Company's annual incentive program.

            (d) Seller shall be obligated to contribute to the TXU Communications Retirement Plan $2,900,000 to apply against the funding obligations relating to such plan for the year ending December 31, 2003, and such contribution shall be made no later than September 15, 2004.

            4.3.6 Repayment of Pinnacle Notes and Indebtedness, Contribution of Indebtedness and Intercompany Accounts. Subject to the satisfaction or waiver of the conditions contained in Sections 6.2 and 6.3, Seller shall pay, redeem or otherwise discharge in whole the Pinnacle Notes prior to or concurrently with the Closing. Seller shall cause the Company and the Subsidiaries, as applicable, to pay, redeem or otherwise discharge in whole all Indebtedness of the Company and the Subsidiaries to the appropriate lenders prior to or concurrently with the Closing, including the TXU Loans and any other intercompany Indebtedness, except as provided in Section 4.3.7. Notwithstanding the foregoing, prior to Closing, the Company shall contribute (directly or, if owned through one or more Subsidiaries, through contributions through such Subsidiaries) (i) any Indebtedness or intercompany accounts owed to the Company by any Subsidiary listed on Section 3.1.7(g)(iii) of Schedule 3.1.7 to such Subsidiary; or (ii) upon the request of Purchaser, less than all of the Indebtedness or intercompany accounts owed to the Company by a Subsidiary listed on Section 3.1.7(g)(iii) of
Schedule 3.1.7 to such Subsidiary. In each case, for U.S. federal income tax purposes, Seller shall treat such contributions as additional capital contributions for stock of any Subsidiary to which such Indebtedness or intercompany accounts are contributed, as applicable.

            4.3.7 Affiliate Arrangements. Except for the agreements and arrangements listed on Schedule 4.3.7, which shall continue after the Closing in accordance with their terms as in effect on the date hereof, all agreements and arrangements between and among the Company or any Subsidiary, on the one hand, and TXU Corp., Seller and their Affiliates (other than the Company and the Subsidiaries), on the other hand, and all liabilities and obligations of the Company and the Subsidiaries, on the one hand, to TXU Corp., Seller and their Affiliates (other than the Company and the Subsidiaries), on the other hand, shall automatically terminate in their entirety effective as of the Closing without any further actions by the parties and thereby be deemed voided, cancelled and discharged in their entirety. Without limiting the generality of the foregoing, except with respect to the agreements and arrangements set forth on Schedule 4.3.7, effective upon the Closing, all intercompany accounts among the Company or any Subsidiary, on the one hand, and TXU Corp., Seller and their Affiliates (other than the Company and the Subsidiaries), on the other hand, that then remain outstanding shall be terminated, voided, cancelled and discharged in a manner reasonably satisfactory to Seller and Purchaser.

            4.3.8 Title Commitments and Surveys. Purchaser may order at its own expense (i) commitments for owner's or lender's or leasehold title insurance policies on any parcel of real property owned or leased by the Company and the Subsidiaries, and (ii) an ALTA survey on any parcel of Owned Real Property of the Company or any Subsidiary and the real property covered by any Real Property Leases of the Company or any Subsidiary for which a title insurance policy is to be obtained. Seller shall cooperate and shall cause the Company and the Subsidiaries to cooperate in all commercially reasonable respects with Purchaser, at Purchaser's sole expense, in obtaining such title commitments and surveys.

            4.3.9 Regulatory Review. Seller and Purchaser will fully and completely cooperate with the FCC and the PUC in the review of the transactions contemplated in this Agreement and in accordance with the schedules and terms set forth in Schedule 4.3.9.

            4.3.10 No Solicitation. Seller will immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. From and after the date of this Agreement until 30 days prior to the Initial Termination Date or the earlier termination of this Agreement in accordance with its terms, Seller will not, and will not permit the Company or any of the Subsidiaries or its or their respective directors, officers, investment bankers, Affiliates, representatives and agents to, (i) solicit, initiate, or knowingly encourage (including by way of furnishing unsolicited information), any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or (ii) engage in, or enter into, any negotiations or discussions concerning, or provide any confidential information to facilitate any Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any proposal or offer from a third Person or Persons relating to any sale of all or a substantial portion of the assets of Seller, the Company or the Subsidiaries, taken as a whole, or 25% or more of the capital stock of Seller or any portion of the capital stock of the Company, in a single transaction or series of related transactions; provided, however, that the term "Acquisition Proposal" shall not include the transactions contemplated by this Agreement.

            4.3.11 Termination of Administrative Services Agreement. Seller shall, prior to the effective time of Closing, terminate the Administrative Services Agreement, by and among TXU Business Services Company, Seller and the Company, dated as of August 11, 2000.

            4.3.12 Audited Financials. As promptly as practicable following the date hereof, Seller will cause the Company to deliver to the Purchaser the 2003 Year End Financial Statements. Seller warrants that the 2003 Year End Financial Statements shall have been prepared in accordance with GAAP consistently followed throughout the periods covered thereby (except as noted therein) and fairly present the consolidated results of operations of the Company and the Subsidiaries for the periods covered thereby and the consolidated financial position of the Company and the Subsidiaries at the respective dates thereof.

            4.3.13 Accountants' Assistance. Seller shall request that Deloitte & Touche consent to the inclusion of the Financial Statements and the 2003 Year End Financial Statements in Purchaser's offering memorandum relating to the financing contemplated by the Commitment Letter (and any related registration statement) and that Deloitte & Touche provide customary comfort letters in connection with such financings.

            4.3.14 Certain Agreements. Seller hereby further covenants and agrees that it will keep Purchaser apprised of the status of matters relating to the agreements listed on Schedule 4.1.1.

            4.3.15 Excess Loss Accounts. If any Excess Loss Account of the Company or any Subsidiary in the stock of any Subsidiary will exist after the capital contributions described in Section 4.3.6 hereof, Seller shall cooperate with Purchaser and shall use reasonable best efforts to eliminate such Excess Loss Accounts prior to Closing.

            4.3.16 No Further Action Letter. Seller will commence and use commercially reasonable efforts to obtain prior to Closing, a no further action required letter from the Texas Commission on Environmental Quality with respect to the matter identified as item "UST Contamination Closure Letter" on Schedule
3.1.8 and shall pay any fines associated therewith.

      4.4 Post-Closing Covenants. The parties hereto agree as follows:

            4.4.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article V or Article VII of this Agreement).

            4.4.2 Litigation/Regulatory. In the event and for so long as either party hereto is required to make filings with any Governmental Authority or actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand, or in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Closing Date involving Seller, the Company, a Subsidiary or any Company Asset, the other party hereto shall reasonably cooperate with the filing, contesting or defending party and its counsel in such filing, defense or contest, and shall make reasonably available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be reasonably necessary in connection with the filing, defense or contest, all at the sole cost and expense of the filing, contesting or defending party (unless the filing, contesting or defending party is entitled to indemnification therefor under Article V or Article VII of this Agreement ).

            4.4.3 Retention of Records. Purchaser agrees (i) to hold the Records relating to periods prior to the Closing Date and not to destroy or dispose of any thereof for a period of six (6) years from the Closing Date, or such longer time as may be required by applicable Law; provided that, if it desires to destroy or dispose of such Records during such period, it will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to Seller, and if Seller does not accept such offer in writing within thirty (30) days after receipt of such offer, Purchaser may take such action and (ii) following the Closing Date, to afford Seller, its accountants, and counsel, during normal business hours, upon reasonable request, reasonable access to the Records and to Purchaser's employees (at and for reasonable locations and times) to the extent that such access may be requested for any legitimate business purpose at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either party's rights of discovery under applicable Law. In addition to all rights of indemnification otherwise set forth herein, Seller shall reimburse, indemnify and hold harmless each Purchaser Indemnitee from, against and in respect of any and all damage to the Company's and any Subsidiary's or Purchaser's property that results from, relates to or arises out of Seller's access to the Records. Upon completion of its activities, Seller

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

shall restore the Records substantially to their condition existing at the time of Seller's access thereto.

            4.4.4 Mail; Payments. If, following the Closing, Purchaser receives any communication that does not relate exclusively to the rights and obligations of Purchaser with respect to the Company, a Subsidiary, the Business or the Company Assets, Purchaser shall forward the original or a copy of the relevant portions of such communication promptly to Seller. Seller shall promptly deliver to Purchaser the original or a copy of any mail or other communication received by it after the Closing pertaining to the Company, a Subsidiary, the Business or the Company Assets.

            4.4.5 Removal of TXU Marks. The Company's and the Subsidiaries' license to use the TXU Marks will terminate at the Closing. Within 15 Business Days after the Closing, Purchaser shall have filed with all necessary and appropriate Governmental Authorities, at the state, local and county levels, all documents, certificates and other instruments necessary to change the corporate or assumed names of the Company and the Subsidiaries so as not to include the TXU Marks. Within 90 days after the Closing, Purchaser shall have removed or covered, or caused to have been removed or covered, from the Company Assets any and all names, marks and logos constituting the TXU Marks. Notwithstanding the foregoing, Purchaser will not be required to remove any TXU Mark that is affixed to items in or to be used in customer homes or properties, or as are used in similar fashion making such removal impracticable for Purchaser.

                                    ARTICLE V

                                   TAX MATTERS

      5.1 Liability for Taxes and Tax Benefits.

            5.1.1 Seller's Responsibility for Taxes. Subject to the tax deductible in Section 5.1.4, but without regard to the Deductible in Section 7.3.2, Seller shall be liable for and indemnify Purchaser for:

            (a) all Taxes imposed on or with respect to the Company or any Subsidiary for Pre-Closing Tax Periods;

            (b) any Taxes imposed with respect to the unpaid Taxes of any Person (other than the Company and its Subsidiaries) for any Pre-Closing Tax Period pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation; and

            (c) any Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing.

Seller shall not be liable under this Section 5.1.1 for Taxes to the extent such Taxes are taken into account in determining Closing Adjustment Liabilities.

            5.1.2 Purchaser's Responsibility for Taxes. Purchaser shall be liable for and indemnify Seller and its Affiliates for Taxes imposed on or with respect to the Company or any Subsidiary for Post-Closing Tax Periods, including any Taxes attributable to any transactions that are properly allocable to the portion of the Closing Date after the Closing.

            5.1.3 Tax Benefits.

            (a) General Rule. Any Tax Benefit relating to any adjustment to Tax of the Company or any Subsidiary for any Pre-Closing Tax Period shall be for the account of Seller. Any Tax Benefit relating to any adjustment to Tax of the Company or any Subsidiary attributable to any Post-Closing Tax Period shall be for the account of Purchaser. Any adjustment to Tax relating to the Company or any Subsidiary for any Straddle Period shall be prorated between Seller and Purchaser in accordance with the principles of Section 5.2. For the avoidance of doubt, any Tax Benefit described in Section 5.1.3(b) or Section 5.1.3(d) hereof shall be for the account of Purchaser.

            (b) Carryback Claims. Any Tax Benefit of Seller or any Affiliate of Seller (other than the Company or any Subsidiary) attributable to any tax items arising in any Post-Closing Tax Period and carried back to any Pre-Closing Tax Period shall be for the account of Purchaser and shall be promptly paid to Purchaser, it being understood for this purpose that if the taxpayer to which the tax items are carried back has other losses, deductions, credits, or other items available in such Pre-Closing Tax Period, such losses, deductions, credits and other items will be taken into account prior to any such adjustment in determining whether and to what extent a Tax Benefit results from such adjustment. In the event that Seller makes any payment to Purchaser in connection with the realization of a Tax Benefit as contemplated by this Section 5.1.3(b), Purchaser shall, and hereby does, indemnify and hold Seller harmless from the subsequent loss of such Tax Benefit, on audit or otherwise, provided that the item carried back that gave rise to such lost Tax Benefit is returned to the account of Purchaser.

            (c) Inter-Period Adjustments. In accordance with paragraph (a) of this Section 5.1.3, if there is any adjustment to Tax relating to the Company or any Subsidiary for any Pre-Closing Tax Period, and any corresponding Tax Benefit is allowable for any Post-Closing Tax Period, such Tax Benefit shall be for the account of Seller, it being understood for this purpose that if the Company or any Subsidiary has other losses, deductions, credits or other items available to it in such Post-Closing Tax Period, such losses, deductions, credits and other items will be taken into account prior to any such adjustment in determining whether and to what extent a Tax Benefit results from such adjustment. For example, if an item deducted by the Company or any Subsidiary in a Pre-Closing Tax Period is required to be capitalized or amortized over a period extending beyond the Closing Date, any Tax Benefit to Purchaser, the Company or any Subsidiary from the basis or amortization deductions in any Post-Closing Tax Period shall be for the account of Seller. Purchaser and Seller shall cooperate with each other in taking all reasonable actions necessary to realize any such Tax Benefits. In the event that Purchaser makes any payment to Seller in connection with the realization of a Tax Benefit as contemplated by this Section 5.1.3(c), Seller shall, and hereby does, indemnify and hold Purchaser harmless from the subsequent loss of such Tax Benefit, or audit or otherwise.

            (d) Utilization of Net Operating Losses for Pre-Closing Tax Periods in a Pre-Closing Tax Period. Any Tax Benefit attributable to the utilization of net operating losses arising in Pre-Closing Tax Periods is for the account of Purchaser and shall be promptly paid to Purchaser to the extent such utilization causes the net operating loss carryforward available in Post-Closing Tax Periods to be less than the $29,000,000 represented in 3.1.7(l).

            5.1.4 Tax Deductible.

            (a) Per Occurrence Deductible. Seller shall not be liable for or indemnify Purchaser for any amount under Section 5.1.1 to the extent such amount is attributable to any individual Tax assessment that does not exceed $10,000 until such individual assessments in the aggregate total $50,000 after which Seller shall be liable for and shall indemnify Purchaser (subject to Section 5.1.4(b)) for all amounts for which it is liable under Section 5.1.1.

            (b) Aggregate Deductible. Purchaser shall be responsible for, and Seller shall not be liable for or indemnify Purchaser for, 50% of the first $200,000 payable by Seller under Section 5.1.1 (as limited by Section 5.1.4(a)).

      5.2 Proration of Taxes for Straddle Period. For purposes of Section 5.1, the Taxes for the portion of any Straddle Period ending on the Closing Date, and for the portion of such Straddle Period beginning after the Closing Date, shall be determined by assuming that the Company and its Subsidiaries had a tax period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis. For this purpose, any transactions that are properly allocable to the portion of the Closing Date after the Closing shall be treated as occurring after the Closing Date. For this purpose, any actual sale of assets on the Closing Date after the Closing, or any deemed sale of assets under Section 338 of the Code, shall be deemed to occur after the Closing and any related Taxes shall be for the account of Purchaser.

      5.3 Adjustment to Purchase Price. The parties hereto agree to treat any payment under this Article V as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by the Code or applicable Law. Subject to the provisions of Section 5.5, if an indemnity payment under this Article V is determined by any Governmental Authority to be taxable income of the recipient and not an adjustment to the Purchase Price then the indemnifying party shall indemnify the indemnified party for any Taxes actually payable by the indemnified party as a result of such determination.

      5.4 Preparation and Filing of Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and the Subsidiaries for all Pre-Closing Tax Periods which are required to be filed after the Closing Date. Purchaser shall allow Seller an opportunity to review and comment upon any such Tax Return. Seller shall reimburse Purchaser for the portion of any Taxes payable with respect to any such Tax Return for which Seller has liability under Section 5.1 at the time of payment by Purchaser, the Company or any of the Subsidiaries of such Taxes.

      5.5 Contest Provisions

            5.5.1 Notice of Audits and Assessments. Purchaser shall promptly notify Seller upon receipt by Purchaser, the Company or any Subsidiary of notice of any pending or threatened Tax audits or assessments which may materially affect any Tax liability for which Seller would be required to indemnify Purchaser pursuant to Section 5.1 hereof, provided that failure to comply with this provision shall not affect Purchaser's right to indemnification hereunder except to the extent such failure has damaged Seller.

            5.5.2 Participation in Contests. Seller shall have the right to participate, at its expense and through representatives of its choice, in any matter referred to in Section 5.5.1. Purchaser and its Affiliates shall provide Seller and its representatives with such powers of attorney or other authorizing documentation as is reasonably necessary to facilitate such participation.

            5.5.3 Settlements. Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Purchaser, the Company, or any Subsidiary for any Post-Closing Tax Period to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Neither Purchaser nor the Company nor any Subsidiary shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which may be the subject of indemnification by Seller under Section 5.1 hereof without the prior written consent of Seller, which consent shall not be unreasonably withheld.

      5.6 Assistance and Cooperation. Seller and Purchaser shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's representatives in connection with Tax matters relating to the Company and the Subsidiaries, including preparation and filing of Tax Returns, and any administrative or judicial proceeding in respect of Taxes. Such cooperation shall include making all information and documents in their possession relating to the Company and the Subsidiaries available to each other and their agents as reasonably requested. Seller and Purchaser shall also reasonably make available to each other and their representatives, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Seller agrees to cooperate with Purchaser and the Company in connection with any request by the Company for a determination under Treasury Regulation Section 1.1502-75(b) that the Subsidiaries joined in the making of consolidated returns filed by the Company for periods beginning after August 11, 2000.

      5.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) incurred with respect to the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by

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

applicable Law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

      5.8 FIRPTA Certificate. At the Closing, Seller shall deliver to Purchaser an affidavit of Seller, in a form reasonably satisfactory to Purchaser, stating under penalties of perjury Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code or a disregarded entity for U.S. federal income tax purposes.

      5.9 Termination of Tax Sharing Agreements. The tax sharing agreement entered into effective as of September 1, 2003 by and between TXU Corp. and the Company (on its own behalf and on behalf of each subsidiary corporation of the Company) and any other tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by TXU Corp. or any of its subsidiary corporations and the Company or any of its subsidiary corporations shall be terminated as to the Company and its subsidiary corporations as of the Closing Date, and no payments which are owed by or to the Company or any of its subsidiary corporations pursuant thereto shall be made thereunder.

      5.10 Tax Elections and Filings. Except as provided in this Agreement or as required by Law, without the written consent of Purchaser, none of Seller, the Company, or any of the Subsidiaries shall: (a) make or change any Tax election,
(b) change any annual Tax accounting period, (c) change any method of Tax accounting, (d) file any amended Tax Return, (e) enter into any closing agreement relating to any Tax, (f) waive or extend the statute of limitations in respect of any Tax, (g) settle any Tax claim or assessment or surrender any right to claim for a Tax refund, or (h) carryback any losses, credits, or similar items of the Company or any of the Subsidiaries, in each case, if such action could reasonably be expected to materially increase the Tax liability of the Company or any Subsidiary for Post-Closing Tax Period or materially decrease any Tax attribute of the Company or any Subsidiary existing on the Closing Date.

      5.11 Survival of Obligations. The obligations of the parties set forth in this Article V shall be unconditional and absolute and shall remain in effect until six months after the expiration of any applicable period of limitations on assessments.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

      6.1 Conditions Precedent to Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment or satisfaction by Seller, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Purchaser:

            6.1.1 Representations and Warranties True as of Closing. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date hereof, and shall be true and correct as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, other than any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except to the extent that the failure to be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar qualification set forth therein) shall not have had a Material Adverse Effect as of the Closing Date; provided further that the representations and warranties relating to the capitalization of the Company and the Subsidiaries (other than with respect to the number and class of the Shares, the Subsidiary Shares and the ETFLI Shares, but including any representation regarding the percentage of such shares owned by Seller, the Company or a Subsidiary, as applicable) and title to the Shares in Section
3.1.16 shall be true and correct in all respects as of the Closing Date.

            6.1.2 Compliance with this Agreement. Seller, the Company and the Subsidiaries shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

            6.1.3 Closing Certificate. Purchaser shall have received a certificate from an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions specified in Sections 6.1.1 and 6.1.2 have been fulfilled.

            6.1.4 Pinnacle Transaction and Other Indebtedness. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that the Pinnacle Notes and other Indebtedness (other than the TXU Loans) to be paid pursuant to Section 4.3.6 have been paid, redeemed or otherwise canceled in whole by Seller and that the Liens related thereto have been fully and finally released.

            6.1.5 Satisfaction of TXU Corp. Loan. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that all of the TXU Loans have been paid in full or otherwise contributed to the capital of the Company in a manner that does not generate any taxable gain, and that the TXU Corp. Loan Agreement has been terminated. Other than the agreements and arrangements and intercompany accounts listed on Schedule 4.3.7, all agreements and arrangements and intercompany accounts referred to in Section 4.3.7 shall have been terminated, voided, cancelled and discharged in accordance with
Section 4.3.7.

            6.1.6 Seller's Deliverables. Seller shall have delivered to Purchaser all of the agreements, documents, and instruments required to be delivered under Section 2.4(a).

            6.1.7 Financing Contingency. The conditions to the Commitment Letter shall have been satisfied in full or waived, and immediately available funds in the amount and on the terms contemplated by such Commitment Letter shall have been provided or be available to Purchaser.

            6.1.8 Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

            6.1.9 Required Seller Consents. Seller shall have received all of the Seller's Consents listed on Schedule 6.1.9; provided that, if one or more such Seller Consents are not obtained the condition to Closing shall be that the Purchase Price is reduced by a mutually agreeable amount equal to the market value of the contract or interest for which consent is not obtained; provided further that: (i) if the parties are unable to mutually agree upon such value, the parties shall appoint a mutually agreeable independent party to determine such value (and if the parties can not mutually agree on such independent party, upon request by either party, the Referral Firm shall designate such independent party to determine the value); and (ii) regardless of anything to the contrary in this Agreement, the Initial Termination Date will be automatically extended until such determination is made.

      6.2 Conditions Precedent to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction by Purchaser, prior to or at the Closing, of each of the following conditions precedent, which may be waived in writing in whole or in part by Seller:

            6.2.1 Representations and Warranties True as of Closing. All of the representations and warranties of Purchaser shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date other than any such representations and warranties made as of a specified date, which shall be true and correct as of such date, except to the extent that the failure to be true and correct on the Closing Date (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar qualification set forth therein) shall not materially hinder, impair or delay Purchaser's ability to consummate the transactions contemplated by this Agreement.

            6.2.2 Compliance with this Agreement. Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            6.2.3 Closing Certificate. Seller shall have received a certificate from an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions specified in Sections 6.2.1 and 6.2.2 have been fulfilled.

            6.2.4 Purchaser's Deliverables. Purchaser shall have delivered to Seller all of the agreements, documents, and instruments required to be delivered under Section 2.4(b).

      6.3 Conditions Precedent to the Obligations of Purchaser and Seller. All obligations of Purchaser and Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            6.3.1 Regulatory Consents. The parties shall have received all authorizations, consents and approvals, without material restrictions, conditions or limitations, and shall have complied with any notification requirements, of Governmental Authorities, including without limitation all authorizations, consents, approvals and notification requirements of the FCC and the PUC and those identified on Schedule 6.3.1 (collectively, the "Regulatory Consents") required to be obtained at or prior to the Closing to consummate the transactions contemplated hereby in a lawful manner.

            6.3.2 HSR Act. Any required waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated.

            6.3.3 No Pending Governmental Litigation. On the Closing Date, no suit, action or other proceeding brought by any Governmental Authority shall be pending, and there shall not have been issued any writ, order, decree or injunction by any Governmental Authority, in which it is sought to restrain, prohibit or materially condition or restrict the consummation of the transactions contemplated hereby, or which makes such transactions illegal.

                                  ARTICLE VII

                                INDEMNIFICATION

      7.1 General Indemnification Obligation of Seller. Subject to the terms set forth herein, from and after the Closing, Seller shall reimburse, indemnify and hold harmless Purchaser, its Affiliates (including the Company and each Subsidiary), and their respective stockholders, direct or indirect controlling persons, directors, managers, officers, agents, employees, members, successors and assigns (each, a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees"), against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses, including those arising from any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines or judgments incident to any of the foregoing or to the enforcement of this Article VII (collectively, "Losses"), incurred or suffered by any Purchaser Indemnitee that result from, relate to or arise out of any of the following: (a) any breach or inaccuracy of the representations or warranties made by Seller in this Agreement or in any Transaction Document; (b) any breach by Seller of a covenant or agreement contained in this Agreement or in any Transaction Document; (c) expenses of Seller, and to the extent incurred prior to Closing and not included as Closing Adjustment Liabilities, expenses of the Company, the Subsidiaries and their Affiliates, relating to the consummation of the transactions contemplated by this Agreement or any Transaction Document, including fees and expenses of attorneys, accountants, financial advisors and broker fees; (d) any and all adjustments to the Purchase Price required to be made in accordance with this Agreement; (e) any obligations or Liabilities related to an Excluded Asset or any Indebtedness to be paid off or cancelled pursuant to Section 4.3.6, including the Pinnacle Notes, the TXU Loans or the CoBank Loan; (f) any obligation or Liability arising under any arrangement or agreement or account terminated pursuant to Section 4.3.7; (g) any claims by TXU Corp., Seller and their Affiliates (other than the Company and the Subsidiaries and by any Person who served as an officer or director of the Company or its Subsidiaries prior to Closing) except for claims arising out of this Agreement or the Transaction Documents, claims arising after the Closing Date, and claims with respect to any intercompany agreements that will remain in effect after the Closing in accordance with Section 4.3.7; (h) any Liability related to an ONCOR ROW License Right Defect listed in Section (c)(ii) of Schedule 3.1.9 and
Schedule 4.1.4; (i) any Liability for FCC penalties, assessments or charges incurred by the Company or a Subsidiary relating to the period prior to the Closing Date as a result of the FCC's investigation in its file EB-03-IH-0342;
(j) any Liabilities payable as a result of the audit of the Lucent Agreement (as disclosed in clause (b) of Schedule 3.1.5) to the extent attributable to the period prior to the Closing Date; (k) any

Liabilities payable in connection with the matter relating to the Service Provider Certificate of Authority (as disclosed in Section 3.1.9(c)(i) of
Schedule 3.1.9 and Section 3.1.3(a) of Schedule 3.1.3) to the extent attributable to the period prior to the Closing Date; and (l) any Liabilities payable as a result of the allegations described on Schedule 3.1.4 as the "Orius Matter" to the extent attributable to the period prior to the Closing Date.

      7.2 General Indemnification Obligation of Purchaser. Subject to the terms set forth herein, from and after the Closing, Purchaser shall reimburse, indemnify and hold harmless Seller, its Affiliates, and their respective directors, managers, partners, officers, agents, employees, successors and assigns (each, a "Seller Indemnitee" and collectively, the "Seller Indemnitees"), against and in respect of any and all Losses incurred or suffered by any Seller Indemnitee that result from, relate to or arise out of any of the following: (a) any breach or inaccuracy of the representations or warranties made by Purchaser in this Agreement or in any Transaction Document; (b) any breach by Purchaser of a covenant or agreement of Purchaser contained in this Agreement or in any Transaction Document; (c) any and all adjustments to the Purchase Price required to be made in accordance with this Agreement; (d) except as otherwise contemplated herein (including Seller's indemnification obligations), any and all Liabilities of the Company and the Subsidiaries (except those relating to Excluded Assets); and (e) any claims by the Company or any Subsidiary (except for claims arising out of this Agreement or the Transaction Documents, claims arising after the Closing Date and claims with respect to any intercompany agreements that will remain in effect after the Closing in accordance with Section 4.3.7).

      7.3 Limitations on Representations and Warranties and Claims for Losses.

            7.3.1 Survival Limitation. All of the representations and warranties shall survive the Closing until the later of one year following the Closing Date and April 30, 2005, (a) except that the representations and warranties made in Sections 3.1.1, 3.1.2, 3.1.6(a)(i) and (ii), 3.1.7, 3.1.13, 3.1.16, 3.2.1,
3.2.2(a) and (b) and 3.2.5 shall survive until 60 days after the expiration of the applicable statute of limitations (including all periods of extensions thereof) and (b) except that the representations and warranties made in Section
3.1.8 shall survive until two (2) years after the Closing Date. The covenants and agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms. Claims for Losses under Section 7.1 or
Section 7.2 of this Agreement may be made only pursuant to Article VII hereof and only by written notice describing with specificity the facts giving rise to the asserted claim. The expiration or termination of any representation, warranty, covenant or agreement shall not affect the parties' obligations under
Article VII hereof if the party entitled to receive indemnification under this Agreement (the "Indemnified Party") provided the party required to provide indemnification under this Agreement (the "Indemnifying Party") with the required written notice of the claim or event for which indemnification is sought prior to such expiration or termination. Neither party hereto shall have any liability to indemnify, defend or hold harmless the other party hereto for breaches of representations, warranties, covenants or agreement made herein unless it has received proper, timely notice of a claim for such indemnification or defense prior to the expiration or termination of the applicable representation, warranty, covenant or agreement.

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

            7.3.2 Deductible and Cap. Seller shall not be liable for any Losses under Section 7.1(a) unless and until the total of all claims for indemnity or damages with respect thereto exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Deductible"), and then Seller shall be liable only for all such Losses in excess of the Deductible (provided that the Deductible shall not apply to representations or warranties made in the first sentence of Section 2.2(e), Sections 3.1.1, 3.1.2, 3.1.6(a)(i) and (ii), 3.1.7, 3.1.13, 3.1.16, and
3.1.18). The aggregate liability of Seller for any Losses for inaccuracies or breaches of representations or warranties under Section 7.1(a) hereof and for the indemnity under Section 7.1(h) and Section 7.1(i) shall not exceed twenty-five percent (25%) of the unadjusted Purchase Price (the "Cap") (provided that the Cap shall not apply to representations or warranties made in Sections 3.1.1, 3.1.2, 3.1.7, and 3.13, the second sentence of Section 3.1.9(a), the last sentence of Section 3.1.9(b), Section 3.1.9(c) and Sections 3.1.16 and 3.1.20). Purchaser shall not be liable for any Losses with respect to any breach or inaccuracy of any representations or warranty under Section 7.2(a) unless and until the total of all claims for indemnity or damages with respect thereto exceeds the Deductible, and then Purchaser shall be liable only for all such Losses in excess of the Deductible (provided that the Deductible shall not apply to representations or warranties made in Sections 3.2.1 and 3.2.2(a) and (b)). The aggregate liability of Purchaser for any Losses for inaccuracies or breaches of representations or warranties under Section 7.2(a) hereof shall not exceed the Cap (provided that the Cap shall not apply to representations and warranties made in Sections 3.2.1 and 3.2.2(a) and (b)).

            7.3.3 Waiver of Certain Remedies. Absent fraud, neither party hereto shall be entitled to recover for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement for any amounts in excess of the actual compensatory damages, including lost profits or diminution in value of the Shares or the Company Assets suffered by such party, and neither party hereto shall have any liability for, and each party hereto waives any right to recover, punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement, except to the extent such damages are payable to an unrelated third party. Neither party hereto shall be entitled to recover for any Losses resulting from a breach or inaccuracy by the other party of any of its representations or warranties contained in this Agreement or other Transaction Documents under Sections 7.1(a) and 7.2(a), as applicable, if such other party can demonstrate that such party had actual knowledge of such breach or inaccuracy at as of the date hereof.

            7.3.4 Duty to Mitigate. Each Purchaser Indemnitee and each Seller Indemnitee shall take, and shall cause their Affiliates to take, all commercially reasonable steps to mitigate, to the extent practical, any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including taking all commercially reasonable steps to minimize the amount of costs incurred to remedy the breach which gives rise to the Losses.

      7.4 Indemnification Procedure as to Third-Party Claims.

            7.4.1 If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof,

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

except that, subject to Section 7.3.1, any failure to give notice shall not affect the right to be indemnified except to the extent the Indemnifying Party is actually harmed thereby. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel that is reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim in the event such Third Party Claim is for injunctive relief or criminal penalty of the Indemnified Party, and in any such case, the reasonable fees and expenses of counsel to the Indemnified Party in connection with such Third Party Claim shall be considered "Losses" for purposes of this Agreement. The Indemnified Party shall cooperate in good faith in such defense at such Indemnified Party's expense.

            7.4.2 If, within thirty (30) calendar days after an Indemnified Party provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnified Party receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 7.4.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof if the Indemnifying Party acknowledges its potential liability to the Indemnified Party in its written notice and diligently pursues such defense; provided, however, that: (a) if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered "Losses" for purposes of this Agreement, and (b) in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties under clause (a) of this sentence. The Indemnifying Party shall not enter into any settlement of, or consent to the entry of a judgment in connection with, any Third Party Claim that: (i) does not include a complete release of the Indemnified Party from all liability with respect thereto, (ii) admits the liability or fault of any Indemnified Party, or
(iii) imposes any liability or obligation or injunction or other equitable relief on the Indemnified Party. If a firm offer is made to settle a Third Party Claim that: (1) includes a complete release of the Indemnified Party from all liability with respect thereto, (2) does not admit the liability or fault of any Indemnified Party, and (3) does not impose any liability or obligation or injunction or other equitable relief on the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within thirty (30) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnified Party may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnified Party up to the date of said notice. The party controlling any defense under this Section 7.4.2 shall keep the other party advised of the status of such action, suit,

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proceeding or claim and the defense thereof and shall consider all reasonable recommendations made by the other party with respect thereto.

            7.4.3 If the Indemnifying Party assumes the defense of a Third Party Claim, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld (but which consent may be withheld if the Indemnifying Party disputes, in good faith, any potential liability with respect to such Third Party Claim).

      7.5 Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to the notice of such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnified Party will be free to seek enforcement of its right to indemnification under this Agreement.

      7.6 Adjustment For Insurance. Any indemnification payable pursuant to this
Article VII shall be net of any amounts actually recovered (after deducting related costs and expenses) by the Indemnified Party for the Losses for which such indemnification payment is made, under any insurance policy, warranty or indemnity from any third party.

      7.7 Payment.

            (a) Upon a determination of liability in respect of Article VII of this Agreement, the Indemnifying Party shall pay the Indemnified Party the amount so determined (subject to the limitations contained herein) within 10 Business Days after the date of determination (such tenth Business Day, the "Due Date"). If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment shall be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

            (b) If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of the obligation for each day from the Due Date until payment in full, payable on demand, at a rate per annum equal to the Prime Rate on the Due Date.

            (c) To the extent permitted by Law, the parties hereto agree in good faith to treat any indemnification payable pursuant to this Article VII as an adjustment to the Purchase Price for United States federal income Tax purposes. If, notwithstanding the agreement of the parties hereto regarding the treatment of indemnity payments for Tax purposes, and subject to the provisions of Section
5.5 hereof, an indemnity payment under this Article VII is determined

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by any Governmental Authority to be taxable income of the recipient and not an adjustment to the Purchase Price, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes actually payable by the Indemnified Party as a result of such determination. For purposes of determining the indemnity obligation of an Indemnifying Party hereunder, the amount of Losses incurred by an Indemnified Party shall be reduced by the amount of any Tax Benefit currently realized by the Indemnified Party with respect to such Losses. To the extent any Loss does not give rise to a currently realizable Tax Benefit, the Indemnified Party shall refund to the Indemnifying Party the amount of any subsequently realized Tax Benefit attributable to such Loss at the time such Tax Benefit is realized. Where an Indemnified Party has other losses, deductions, credits or other items available to it, such losses, deductions, credits and other items will be taken into account prior to any Losses incurred by such Indemnified Party in determining whether and to what extent such Indemnified Party currently realizes a Tax Benefit from such Losses. Subject to the provisions of Section
5.5 of this Agreement, if there is a determination by a Governmental Authority disallowing any Income Tax Benefit previously realized by an Indemnified Party with respect to any Losses, the Indemnifying Party shall pay to the Indemnified Party the amount of any related reduction previously allowed or payment previously made to the Indemnifying Party hereunder.

      7.8 Other Rights and Remedies. Except as otherwise provided in Section 8.9, THE PARTIES HERETO ACKNOWLEDGE THAT EACH PARTY'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOLLOWING CLOSING SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN ARTICLE V AND THIS
ARTICLE VII; provided, however, that nothing contained herein or in any Transaction Document is intended to waive any claim for fraud; and provided, further, that nothing shall prohibit or limit the parties' right to bring an action to specifically enforce the compliance by the other party with any covenant to be performed by such other party after the Closing.

      7.9 No Right of Contribution. Following the Closing, Seller shall not have any right of contribution against the Company or any Subsidiary for any indemnification payment made by Seller hereunder and Seller hereby waives any and all rights of contribution for any such payment that it may have against the Company or any Subsidiary.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 Termination; Remedies for Failure to Close.

            (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

                  (i) by mutual written consent of Seller and Purchaser;

                  (ii) by Seller, if there has been (A) a breach by Purchaser at any time before the Closing of any representation or warranty that would cause the failure of the condition to Closing in Section 6.2.1 or (B) a breach by Purchaser at any time before the

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      Closing of Purchaser's covenants or agreements contained in this Agreement that would cause the failure of the condition to Closing in Section 6.2.2, in each case to the extent that such breach is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Seller to Purchaser or if assurances of cure reasonably acceptable to Seller are not provided in such period;

                  (iii) by Purchaser, if there has been (A) a breach by Seller at any time before the Closing of any representation or warranty that would cause the failure of the condition to Closing in Section 6.1.1 or
      (B) a breach by Seller at any time before the Closing of Seller's covenants or agreements contained in this Agreement that would cause the failure of the condition to Closing in Section 6.1.2, in each case to the extent that is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by Purchaser to Seller or if assurances of cure reasonably acceptable to Purchaser are not provided in such period;

                  (iv) by Purchaser or Seller upon written notice given to the other if the Closing shall not have taken place on or before 12:01 a.m. Central Standard time on May 31, 2004 (the "Initial Termination Date"), or such later date as requested by either party (which date shall be a date no later than thirty (30) days following the Initial Termination Date) in the event that the required consents and approvals of the FCC and the PUC, and under the HSR Act, have not been received by the Initial Termination Date; provided that (i) the right to terminate this Agreement under this
      Section 8.1(a)(iv) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date, and (ii) the terminating party waives any right to claim damages under Sections 8.1(b) or (c) unless the terminating party has given the other party written notice of any breach or unexcused failure to cure and such breach or failure has not been cured within thirty days after receipt of such written notice; or

                  (v) by Purchaser or Seller upon written notice given to the other if any Governmental Authority (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and
      (ii) which is necessary to fulfill the conditions set forth in Article VI; provided, however, that the right to terminate this Agreement under this
      Section 8.1(a)(v) shall not be available to any party whose failure to comply with any of Sections 4.1, 4.2 or 4.3 has been the cause of such action or inaction.

            (b) In the event of the termination of this Agreement as provided in
Section 8.1(a), this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in Section 3.1.13, Section 3.2.5, Section 4.1.2, this Section 8.1(b), Section 8.1(c), Section 8.2, Section 8.9 and
Section 8.17).

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

            (c) If a party elects not to Close because a condition precedent has not been satisfied due to a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, or if either party fails to Close for any reason except pursuant to an express right to do so as provided in this Agreement, and such breach or unexcused failure has not been cured by the breaching or failing party within thirty (30) days after receipt by it of written notice from the non-breaching party describing in reasonable detail the alleged breach or unexcused failure, the non-breaching party may seek equitable relief pursuant to Section 8.9 or shall be entitled to monetary damages from the breaching party in an amount of $25,000,000 as liquidated damages. A party electing to receive liquidated damages shall be paid by the other party by wire transfer immediately upon demand and without right of setoff. The obligations of each party pursuant to this Section 8.l(c) shall be secured by the guaranty delivered by it to the other party contemporaneously with the execution of this Agreement. If Closing does not occur, each party's sole remedies shall be as set forth in this Section 8.1(c) or Section 8.9, and each party hereby waives and releases any other Losses, rights to recovery and remedies (except as set forth in Section 3.1.13, Section 3.2.5, Section 4.1.2, this Section 8.1(c), Section 8.2, Section 8.9 and
Section 8.17); provided that nothing in this Section 8.1(c) shall restrict the non-breaching party from pursuing claims under this Section 8.1(c) and Section
8.9 in the alternative.

      8.2 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided that all such costs incurred by the Company and the Subsidiaries and relating to the period of time prior to the Closing shall be borne by Seller.

      8.3 Further Assurances. Seller and Purchaser shall from time to time after the Closing Date, at the request of the other party, execute, acknowledge and deliver to such other party such other instruments of conveyance and transfer or assumption and will take such other actions and execute and deliver such other documents, certifications and further assurances as such other party may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, the Shares to be transferred to it pursuant to the provisions of this Agreement. Each of the parties hereto will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Each of the parties will cause their respective Affiliates to comply with this Section 8.3 to the extent necessary or desirable to fulfill the purposes thereof.

      8.4 Contents of Agreement. This Agreement and the other Transaction Documents, including their respective preambles, recitals, Schedules and Exhibits, which are specifically incorporated herein, and the Confidentiality Agreement between the parties dated July 9, 2003 (the "Confidentiality Agreement") sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all previous agreements and understandings, oral or written, between or among the parties regarding the transactions contemplated hereby.

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

      8.5 Disclosures in Schedules. The parties hereto agree that information contained in any Schedule delivered under this Agreement shall constitute, where applicable, disclosure with respect to any other Schedule delivered under this Agreement; provided, however, that no disclosure set forth in a particular Schedule shall be deemed to be disclosed for purposes of another Schedule if the disclosure in the first Schedule cannot reasonably be construed as applying to the representations and warranties to which the other Schedule relates.

      8.6 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign this Agreement or any of its rights and obligations hereunder, wholly or partially, and whether by operation of law or otherwise, without the prior written consent of the other party (such consent not to be unreasonably withheld); provided, however, that without Seller's consent, (a) Purchaser may assign its rights and obligations hereunder to any of its Affiliates, and (b) Purchaser may collaterally assign its rights and interests hereunder to its senior secured lenders for security purposes, but Purchaser shall remain liable for all of its obligations hereunder notwithstanding any such assignment.

      8.7 Waiver; Amendment. No waiver, modification or amendment of this Agreement, or of any term or provision hereof, shall be effective unless in a written instrument signed by the parties hereto. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure to exercise, and no delay in exercising, by any party, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

      8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be effective only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, or by telefacsimile, with written confirmation to follow, as follows:

        If to Purchaser, to:

        HOMEBASE ACQUISITION TEXAS
        CORP.
        1221 South 17th Street
        Mattoon, Illinois 61938
        Attention: Robert J. Currey
        Facsimile Number: (217) 258-6240

        With a required copy to:

        King & Spalding, LLP
        1885 Avenue of the Americas
        New York, New York 10036
        Attention: John Graham
        Facsimile Number: (212) 556-2222

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

        If to Seller, to:

        PINNACLE ONE PARTNERS, L.P.
        1601 Bryan Street
        Dallas, Texas 75201
        Attention: Treasurer
        Facsimile Number: (214) 812-8998

        With a required copy to:

        Hunton & Williams LLP
        1601 Bryan Street
        Suite 3000
        Dallas, Texas 75201
        Attention: Scott H. Matheson
        Facsimile Number: (214) 880-0011

or to such other address or facsimile numbers as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be effective as of the date so delivered or, if not delivered during the receiving party's normal business hours or on a Business Day, on the next Business Day.

      8.9 Remedies. The parties acknowledge and agree that the Shares are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by Seller or Purchaser, respectively, in the performance of their obligations under this Agreement. Accordingly, the parties agree that in the event of any such breach, prior to Closing, the non-breaching party shall be entitled to specific performance of the terms of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching party and the non-breaching party expressly does not waive any rights and remedies available to it under Section 8.1(c) in the event Closing does not occur.

      8.10 Knowledge. "Knowledge" or "knowledge" when used with respect to (a) Seller means the actual knowledge of Herb Zureich, Bob Udell, George Assenheimer III, Steve Jones, Jim Miles, Anthony Wheeler, Mike Schultz, Diane Hicks, Jim Bristow, John Leal, Eric Jones, Denny O'Neal, Jason Whitehair, Jeff Robertson or Phil Slingerland and (b) Purchaser means the actual knowledge of any officer or director of the Purchaser.

      8.11 Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to such State's Laws and principles regarding the conflict of laws. Each of the parties hereto irrevocably and unconditionally (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Texas, County of Dallas, or any Texas state court located in Dallas County, in connection with any dispute that arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court on the basis that litigation brought therein has been brought in an inconvenient forum and (c) agrees that it

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will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Texas, County of Dallas, or a Texas state court located in Dallas County, and waives any objection to the laying of venue in any such court.

      8.12 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VII hereof, the other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

      8.13 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      8.14 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

      8.15 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

      8.16 Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes language in favor of or against any party by reason of that party's role in drafting this Agreement.

      8.17 Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement before the Closing without the prior written approval of the other party (which approval shall not be unreasonably withheld or delayed); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing agreement with any national securities exchange or national dealer quotation system concerning the publicly traded securities of such party or its affiliates (in which case the disclosing party will use its commercially reasonable efforts to advise the other party before making the disclosure).

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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

                                             PINNACLE ONE PARTNERS, L.P.
                                             BY: PINNACLE ONE GP, LLC,
                                                 ITS GENERAL PARTNER

                                             By: /s/ Kirk R. Oliver
                                                 --------------------------
                                             Name: Kirk R. Oliver
                                             Title: Treasurer

                                             HOMEBASE ACQUISITION TEXAS CORP.

                                             By: /s/ Robert J. Currey
                                                 ----------------------------
                                             Name: Robert J. Currey
                                             Title: President and Chief
                                                    Executive Officer

EXECUTION PAGE TO STOCK PURCHASE AGREEMENT